Exhibit 10.1

THE INTERESTS ACQUIRED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THEY HAVE BEEN REGISTERED UNDER SAID ACT OR UNLESS REGISTRATION UNDER SAID ACT IS NOT REQUIRED. THERE ARE SUBSTANTIAL RESTRICTIONS ON TRANSFER CONTAINED IN THIS AGREEMENT.

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING
AGREEMENT
OF
LONG BEACH HOTEL PROPERTIES, LLC

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Page
1.43 Nonrecourse Liability	10
1.44 Original Members	10
1.45 Participation Percentage	10
1.46 Passive Investment	10
1.47 Permit	11
1.48 Permitted Transferee	11
1.49 Person	11
1.50 Preservation Costs	11
1.51 Profits and Losses	11
1.52 Property	12
1.53 Qualified Real Estate Investor	12
1.54 Refinance Requirements	12
1.55 Regulations	13
1.56 Residence Mortgage Lender	13
1.57 Residence Mortgage Loan	13
1.58 Restricted Territory	13
1.59 Tax(es)	13
1.60 Tax Returns	13
1.61 Torrey Pines Guarantees	13
1.62 Total Value	13
1.63 Transfer	14
1.64 Uniform System	14
1.65 Unreturned Capital Contribution Account	14
1.66 Working Capital Shortfall	14

2. CONTINUATION OF LIMITED LIABILITY COMPANY AND ADMISSION OF MEMBERS	17

3. NAME AND PLACE OF BUSINESS	17

3.1 Name	17
3.2 Principal Place of Business	17
3.3 Members	17

4. PURPOSE	18

5. TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS	17

5.1 Term	17
5.2 Filings	17
5.3 Agent for Service of Process	18
5.4 Considered a Partnership	18
5.5 Protection of REIT Status	18

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(continued)

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AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING
AGREEMENT OF LONG BEACH HOTEL PROPERTIES, LLC
RECITALS
     THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF LONG BEACH HOTEL PROPERTIES, LLC, a California limited liability company, is made and entered into as of May 2, 2011 (the “Effective Date”), by and between CWI LONG BEACH HOTELS, LLC, a Delaware limited liability company (“CW Member”), and LBHP-ENSEMBLE PARTNERS, LLC, a California limited liability company (“Ensemble Member”) (this “Agreement”). CW Member and Ensemble Member are sometimes referred to collectively in this Agreement as the “Members” and individually as a “Member”.
     A. Long Beach Hotel Properties, LLC, a California limited liability company (the “Company”), was formed as a limited liability company pursuant to and in accordance with the Beverly-Killea Limited Liability Company Act, codified in Sections 17000 et seq. of the Corporations Code of the State of California, in effect as of the date thereof (and as amended from time to time, the “Act”), by causing the filing of the Articles of Organization with the Secretary of State of California on June 26, 2007 (the “Articles of Organization”) and entering into that certain Limited Liability Company Operating Agreement dated as of October 1, 2007.
     B. The Company currently owns a one hundred percent (100%) membership interest in and is the sole member and manager of (i) Queensbay Hotel, LLC, a Delaware limited liability company (“Queensbay LLC”); (ii) Portside Partners LLC, a California limited liability company (“Portside LLC”); and (iii) Long Beach Hotel Operator, Inc., a Delaware corporation (“TRS”).
     C. The City of Long Beach, a municipal corporation and trust grantee of the State of California of certain tide and submerged land within said City (“Ground Lessor”), has granted a leasehold interest (the “Queensbay Leasehold Estate”) in the underlying real property more particularly described on Exhibit “B-1” attached hereto and made a part hereof (the “Queensbay Land”) pursuant to that certain Amended and Restated Hotel Lease between Ground Lessor and QW Land Holding Company, LLC, a Delaware limited liability company (“QW Holdco”), dated November 17, 2006, as assigned pursuant to that certain Assignment of Ground Lease, Acceptance of Assignment and Assumption of Ground Lease and Consent to Assignment and Assumption of Ground Lease dated January 1, 2011, by and among QW Holdco, as assignor, Queensbay LLC, as assignee, and Ground Lessor, collectively with all amendments, assignments, supplements and modifications thereto (the “Queensbay Ground Lease”).
     D. Queensbay LLC has entered into that certain Operating Lease dated as of the date hereof (the “Maya Operating Lease”) between Queensbay LLC, as operating lessor, and TRS, as operating lessee, for the operation and ownership of that certain hotel located at 700 Queensway Drive, Long Beach, California, operated as the “Hotel Maya — a DoubleTree by Hilton Hotel” (the “Hotel Maya”) pursuant to the terms and conditions of that certain Franchise License Agreement (“DoubleTree Franchise Agreement”) dated as of August 18, 2010 between Queensbay LLC, as franchisee, and DoubleTree Franchise LLC, a Delaware limited liability company, as franchisor (“DoubleTree”); and assigned pursuant to that certain Assignment and

Assumption Agreement dated as of the date hereof by and among Queensbay LLC, as assignor, TRS, as assignee, and Ground Lessor and managed by an Affiliate of the Company pursuant to the terms and conditions of that certain Hotel Management Agreement dated as of the date hereof between TRS, as operator, and EHP, as manager (the “Maya Management Agreement”).
     E. Queensbay LLC is the sole holder of the Queensbay Leasehold Estate and all right, title and interest created by the Queensbay Leasehold Estate for the Queensbay Land, together with Queensbay LLC’s fee interest in the structures, buildings and improvements situated on the Queensbay Land (including, without limitation, all right, title and interest of Queensbay LLC in and to all fixtures, plants, appliances, furnaces, boilers, machinery, equipment and apparatus of every kind now affixed or attached to any such structures, buildings or improvements) and comprising the Hotel Maya.
     F. Ground Lessor has granted a leasehold interest (the “Portside Leasehold Estate”) in the underlying real property more particularly described on Exhibit “B-2” attached hereto and made a part hereof (the “Portside Land”) pursuant to that certain Amended and Restated Hotel Lease between Ground Lessor and LBH Land Holding Company, LLC, a California limited liability company (“LBH Holdco”), dated October 1, 2005, as assigned pursuant to that certain Assignment of Ground Lease, Acceptance of Assignment and Assumption of Ground Lease and Consent to Assignment and Assumption of Ground Lease dated November 21, 2006, by and among LBH Holdco, as assignor, QW Holdco, as assignee, and Ground Lessor, and as further assigned pursuant to that certain Assignment of Ground Lease, Acceptance of Assignment and Assumption of Ground Lease and Consent to Assignment and Assumption of Ground Lease dated as of the date hereof, by and among QW Holdco, as assignor, Portside LLC, as assignee, and Ground Lessor, collectively with all amendments, assignments, supplements and modifications thereto (the “Portside Ground Lease”).
     G. Portside LLC has entered into that certain Operating Lease dated as of the date hereof between Portside LLC, as operating lessor, and TRS, as operating lessee, for the operation and ownership of that certain hotel located at 600 Queensway Drive, Long Beach, California operated as the Residence Inn by Marriott (the “Residence Inn”) pursuant to the terms and conditions of that certain Management Agreement dated May 11, 2007, by and between Portside LLC, as owner, and Residence Inn by Marriott, LLC, a Delaware limited liability company, as manager (“Marriott”), as amended by that certain Amendment to Management Agreement dated March 23, 2009; and as assigned pursuant to that certain Assignment and Assumption Agreement dated as of the date hereof by and among Portside LLC, as assignor, TRS, as assignee, and Marriott (“Marriott Management Agreement”).
     H. The Company, QW Holdco, Ensemble Hotel Partners, LLC, a California limited liability company (“EHP”), Portside LLC and Queensbay LLC entered into that certain QW Contribution Agreement dated as of December 31, 2010, pursuant to which QW Holdco agreed to assign the Queensbay Ground Lease to Queensbay LLC and the Portside Ground Lease to Portside LLC in exchange for a membership interest in the Company.
     I. Portside LLC is the sole holder of the Portside Leasehold Estate and all right, title and interest created by the Portside Ground Lease for the Portside Land, together with Portside LLC’s fee interest in the structures, buildings and improvements situated on the Portside Land

(including, without limitation, all right, title and interest of Portside LLC in and to all fixtures, plants, appliances, furnaces, boilers, machinery, equipment and apparatus of every kind now affixed or attached to any such structures, buildings or improvements) and comprising the Residence Inn.
     J. As of the Effective Date, CW Member has made a contribution to the Company in consideration for a forty-nine percent (49%) interest in the capital of, as well as the profits and losses of, the Company.
     K. Immediately after CW Member’s acquisition of a forty-nine percent (49%) interest in the capital of, as well as the profits and losses of, the Company, the Original Members formed Ensemble Member and contributed their respective membership interests in the Company to Ensemble Member in consideration for a pro rata interest in Ensemble Member in proportion to each Original Member’s prior membership interest in the Company.
     L. The Members desire to amend and restate the Original LLC Agreement in its entirety and to admit CW Member and Ensemble Member as members of the Company.
     NOW, THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree as follows:
     1. DEFINITIONS. When used in this Agreement, the following terms shall have the meanings set forth below:
          1.1 Adjusted Capital Account. “Adjusted Capital Account” means for each Member, an amount equal to the balance of such Member’s Capital Account as of the end of the relevant Fiscal Year or as of any other relevant determination date, after giving effect to the following adjustments:
               (a) credit to such Capital Account of any amounts which such Member is obligated to restore (pursuant to the terms of this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Section 1.704-2(g)(1) and Regulations Section 1.704-2(i)(5) after taking into account any net decrease in a Member’s share of Company Minimum Gain or Member Nonrecourse Debt Minimum Gain that has occurred as of the relevant determination date; and
               (b) debit to such Capital Account of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).
The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.
          1.2 Affiliates. “Affiliates” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person. For purposes hereof, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise. Notwithstanding the foregoing, (i) EHP and Ensemble Investments, LLC shall be deemed “Affiliates” of Ensemble Member for all purposes under this Agreement; and (ii) W.P. Carey & Co., LLC, CWI and Watermark Capital Partners, LLC or any entity managed or advised by W.P. Carey & Co., LLC, CWI and Watermark Capital Partners, LLC or any subsidiary of any such entities (and without regard to the percentage of equity ownership any of them may have in such entity), shall be deemed “Affiliates” of CW Member for all purposes under this Agreement.
          1.3 Applicable Law. “Applicable Law” means, collectively, all Federal, state and local laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, permits, licenses, authorizations, directions and requirements of and agreements with all courts and governmental authorities, foreseen and unforeseen, ordinary or extraordinary.
          1.4 Bankruptcy. “Bankruptcy” means:
               (a) The commencement of any voluntary proceedings under Federal or state bankruptcy laws;
               (b) The failure to terminate any involuntary proceeding under Federal or state bankruptcy laws within thirty (30) days after the commencement thereof;
               (c) A general assignment for the benefit of creditors; or
               (d) The issuance of a charging order against the interest of any Person without the removal thereof within thirty (30) days after issuance.
          1.5 Book Value. “Book Value” means for any asset the asset’s adjusted basis for Federal income tax purposes, except as follows:
               (a) The initial Book Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by Managing Member;
               (b) The Book Values of all Company assets shall be adjusted to equal their respective gross fair market values, as determined by Managing Member, as of the following times: (i) the acquisition of an additional Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for a Membership Interest in the Company if Managing Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section 1.704-1(b)(2)(ii)(g);
               (c) The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of distribution, as determined by Managing Member;

               (d) The Book Values of Company assets shall be increased (or decreased) to reflect any adjustment to the adjusted basis of such assets pursuant to Section 734(b) or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph to the extent Managing Member determines that an adjustment pursuant to subparagraph (b) of this Section is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph; and
               (e) If the Book Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d) of this Section, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.
          1.6 Capital Contribution. “Capital Contribution” means collectively, the CW Initial Contribution, all Mandatory Capital Contributions and all other contributions in cash and the Book Value of other property contributed to the capital of the Company.
          1.7 Capital Transaction. “Capital Transaction” means (i) the refinancing of the Property; (ii) the sale, exchange or other disposition of any material part of the Property or all or substantially all of the Property (including the condemnation of the Property); (iii) the dissolution of the Company; or (iv) any transaction not in the ordinary course of business which results in the Company’s receipt of cash or other consideration (other than Capital Contributions), including, without limitation, proceeds of sales, exchanges, or other dispositions of assets not in the ordinary course of business, condemnations, recoveries of damage awards, and insurance proceeds.
          1.8 Capital Transaction Proceeds. “Capital Transaction Proceeds” means all proceeds from a Capital Transaction less the sum of (i) any escrow or reserve required in connection with, or costs and expenses of the Company attributable to, such Capital Transaction, including, without limitation, any holdback escrow (or similar closing reserve or escrow, provided that, in each instance, all such reserves shall be deemed Capital Transaction Proceeds upon their subsequent release), Taxes, prepayment fees or penalties, brokerage fees, escrow fees, title costs and expenses, appraisal fees, consultant fees, audit and tax costs, closing costs and expenses including attorneys’ fees (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); and (ii) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial Budget or any subsequent Approved Annual Budget or otherwise approved by the Members.
          1.9 Cash Reserves. “Cash Reserves” means such amounts as may be required pursuant to the terms of the DoubleTree Franchise Agreement, the Maya Management Agreement, the Marriott Management Agreement and/or the Existing Loan Documents.
          1.10 CIGNA Buy/Sell Conditions. “CIGNA Buy/Sell Conditions” means the following conditions required by Residence Mortgage Lender: (i) CW Member meets the requirements of a Qualified Real Estate Investor; (ii) the Residence Mortgage Loan has a debt coverage ratio (as determined by Residence Mortgage Lender) of no less than 1.35:1.0 for the trailing twelve (12) month period immediately prior to the date CW Member notifies Residence Mortgage Lender of its intent to exercise its rights under Section 10.4; (iii) the ratio of the then outstanding principal balance of the Residence Mortgage Loan compared to the currently appraised value of the Residence Inn (as demonstrated to Residence Mortgage Lender’s reasonable satisfaction) is seventy-five percent (75%) or less; (iv) the obligations under the CIGNA Guarantee have expired; and (v) any other conditions imposed by Residence Mortgage Lender as a condition to CW Member exercising its rights under Section 10.4 and assuming the Residence Mortgage Loan that would not be automatically imposed on Ensemble Member in the event that Ensemble Member was the purchasing Member under Section 10.4.
          1.11 CIGNA Guarantee. “CIGNA Guarantee” means that certain Completion and Payment Guaranty dated August 10, 2007 by Ensemble Investments, LLC, an Arizona limited liability company, for the benefit of Residence Mortgage Lender.
          1.12 Code. “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          1.13 Company Minimum Gain. “Company Minimum Gain” means “partnership minimum gain,” as defined in the Regulations promulgated under Section 704(b) of the Code.
          1.14 CPI. “CPI” means the Consumer Price Index (All Cities — All Items) (1982-84 = 100) or if such index is discontinued, the most comparable index of the prevailing rate of inflation for the jurisdiction in which the Hotels are situated as determined by the relevant Governmental Authority responsible for official economic statistics;
          1.15 CW Parties. “CW Parties” means, collectively, CW Member and its Affiliates, and each of their respective members, partners, shareholders, other principals, directors or officers.
          1.16 CWI. “CWI” means Carey Watermark Investors Incorporated, a Delaware corporation.
          1.17 Depreciation. “Depreciation” means, with respect to any asset of the Company, and/or any Company Subsidiary, as applicable, for each Fiscal Year or other period, the amount of depreciation, amortization or other cost recovery deduction allowable with respect to such asset for such Fiscal Year or other period, except that (i) if the Book Value of an asset differs from its adjusted basis for Federal income tax purposes at the beginning of any such Fiscal Year or other period, Depreciation with respect to such asset for such Fiscal Year or other period shall be an amount which bears the same ratio to such beginning Book Value as the Federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or period bears to such beginning adjusted tax basis; and (ii) if an asset has a zero adjusted basis for Federal income tax purposes, Depreciation shall be determined under any reasonable method selected by Managing Member which is in accord with Federal income tax accounting principles applicable to assets of similar character having a positive adjusted basis for Federal income tax purposes.

          1.18 Distributable Cash from Operations. “Distributable Cash from Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the Company received in cash during such Fiscal Year, or portion thereof, and Company reserves set aside out of revenues during prior periods that are no longer needed for the Company’s business, including, without limitation, all Distributable Cash from Subsidiary Operations, less the sum of (i) operating and administrative expenses of the Company including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (ii) debt service and partnership costs (as set forth in the Initial Budget or any subsequent Approved Annual Budget); and (iii) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial Budget or any subsequent Approved Annual Budget or otherwise approved by the Members (i.e., all Cash Reserves).
          1.19 Distributable Cash from Subsidiary Operations. “Distributable Cash from Subsidiary Operations” shall mean, for any Fiscal Year, or portion thereof, revenues of the applicable Subsidiary received in cash during such Fiscal Year, or portion thereof, and reserves set aside out of revenues during prior periods and no longer needed for the such Subsidiary’s business, less the sum of (i) operating and administrative expenses of the applicable Company Subsidiary including, without limitation, Taxes, consultant fees and/or audit costs (but excluding amounts paid from the Company’s reserves or funds provided by Capital Contributions and paid during such Fiscal Year (or portion thereof) for such costs and expenses); (ii) debt service and partnership costs (as set forth in the Initial Budget or any subsequent Approved Annual Budget); and (iii) reasonable reserves needed for the Company’s business for the remainder of such Fiscal Year and future periods based on the Initial Budget or any subsequent Approved Annual Budget or otherwise approved by the Members (i.e., all Cash Reserves).
          1.20 DSCR. “DSCR” means the ratio of (i) net operating income from the Hotel in question for the applicable period of time to (ii) the aggregate debt service payments based on a thirty (30) year amortization schedule for the respective loan equal to the balance of the principal amount thereof, calculated for the applicable time period.
          1.21 DoubleTree Buy/Sell Conditions. “DoubleTree Buy/Sell Conditions” means that DoubleTree has agreed, in writing, to treat both CW Member and Ensemble Member the same in the event that either Member elects to exercise their respective rights under Section 10.4 (i.e., no conditions and/or obligations have been imposed on one Member that would not be automatically imposed on the other Member in the event that either was the purchasing Member under Section 10.4). For example, and without limitation, (i) if CW Member would be required to pay any development services fees and/or undertake any new property improvement plan obligations under the DoubleTree Franchise Agreement, but Ensemble Member would not have such obligation if it were the purchasing Member under Section 10.4; (ii) if CW Member was required to execute a new franchise agreement with DoubleTree, but Ensemble Member would not; or (iii) if CW Member was required to take any actions or omit to take any material actions which Ensemble Member would not otherwise be required to take under the existing DoubleTree Franchise Agreement.

          1.22 Ensemble Parties. “Ensemble Parties” means, collectively, Ensemble Member and its respective Affiliates, members, partners, shareholders, other principals, directors or officers.
          1.23 Existing Guarantees. “Existing Guarantees” means, collectively, the Torrey Pines Guarantees and that certain (i) Guaranty (Nehorai) dated January 24, 2011 by Nouri Alex Nehorai, an individual, in favor of Maya Mortgage Lender; (ii) Guaranty (Zarabi) dated January 24, 2011 by Frank Zarabi, an individual, and Frank Zarabi and Desiree Zarabi, as trustees of the Zarabi Family Trust dated September 3, 1992, in favor of Maya Mortgage Lender; (iii) Guaranty (Babaoff) dated January 24, 2011 by Kambiz Babaoff, an individual, and Kambiz Babaoff, as trustee of the Babaoff Family Trust (2004 Restatement), in favor of Maya Mortgage Lender; (iv) Guaranty (EHP) dated January 24, 2011 by EHP in favor of Maya Mortgage Lender; (v) Limited Guaranty (Molayem) dated January 24, 2011 by Daryoosh Molayem, an individual, and Daryoosh Molayem and Rebecca Molayem, as trustees of the Molayem Family Trust dated September 15, 1999, in favor of Maya Mortgage Lender; (vi) Limited Guaranty (Tavangarian) dated January 24, 2011 by Ardeshir Ardie Tavangarian, an individual, and Ardeshir Ardie Tavangarian and Tania Tavangarian, as trustees of the Tavangarian Revocable Trust dated June 10, 2002, in favor of Maya Mortgage Lender; (vii) Unsecured Environmental Indemnity Agreement (EHP) dated January 24, 2011 by EHP in favor of Maya Mortgage Lender; (viii) Unsecured Environmental Indemnity Agreement (Borrower) dated January 24, 2011 by Queensbay LLC in favor of Maya Mortgage Lender; (ix) Unsecured Environmental Indemnity Agreement (Babaoff) dated January 24, 2011 by Kambiz Babaoff, an individual, and Kambiz Babaoff, as trustee of the Babaoff Family Trust (2004 Restatement), in favor of Maya Mortgage Lender; (x) Indemnity Agreement (Babaoff) dated January 24, 2011 by Kambiz Babaoff, an individual, and Kambiz Babaoff, as trustee of the Babaoff Family Trust (2004 Restatement), in favor of Maya Mortgage Lender; and (xi) Indemnity Agreement (EHP) dated January 24, 2011 by EHP in favor of Maya Mortgage Lender.
          1.24 Existing Loan Documents. “Existing Loan Documents” shall mean and refer to the loan documents evidencing and relating to the Existing Loans.
          1.25 Existing Loans. “Existing Loans” means (i) the Maya Mortgage Loan; and (ii) the Residence Mortgage Loan.
          1.26 Fiscal Year. “Fiscal Year” means the calendar year.
          1.27 Governmental Authority. “Governmental Authority” means any court, tribunal, authority, agency, commission, official or other instrumentality of the United States, or any state, county, city or other political subdivision, arbitrator or any judicial or quasi-judicial tribunal of competent jurisdiction.
          1.28 Hotel. “Hotel” means the Residence Inn and/or the Hotel Maya, as the context requires.
          1.29 Intangible Property. “Intangible Property” shall mean all intangibles owned or used by the Company or its Subsidiaries in the ownership and operation of the Hotels.

          1.30 IRR. “IRR” means the annual percentage rate that when utilized to calculate the present value of distributions made to a Member causes the present value of such distributions to equal the present value of the Member’s Capital Contributions. With respect to determining IRR, the following rules will be applied:
               (a) The present value of a Member’s Capital Contribution made on the Effective Date is the nominal amount of such capital;
               (b) A Member will be deemed to have received a specified IRR with respect to any Capital Contributions only when that Member has received both a return of such Capital Contributions calculated from the date made to the date repaid plus a return on such Capital Contributions as determined pursuant to Sections 8.2(c), (d) and (e);
               (c) For purposes of IRR calculations used herein, the annual percentage rate shall mean a per annum rate using monthly compounding (i.e., an annual stated IRR of, for example, 12%, shall mean 12% as an effective annual rate arrived at by monthly compounding); and
               (d) Solely for purposes of IRR calculations used herein, all items of contributions or inflows and all items of distributions or outflows used in such calculations shall be deemed to have been received or distributed on the last day of the calendar month in which they occur.
          1.31 Lenders. “Lenders” means, collectively, the Residence Mortgage Lender and the Maya Mortgage Lender.
          1.32 Manager. “Manager” means EHP or any replacement or successor Manager appointed in accordance with Section 9.2(b).
          1.33 Manager Party. “Manager Party” or “Manager Parties” means, individually or collectively, Manager and any affiliate of Manager in which either (i) Kambiz Babaoff; (ii) Michael Moskowitz; or (iii) an irrevocable trust which Kambiz Babaoff or Michael Moskowitz is the trustee of: (A) own, in the aggregate, directly or indirectly, at least fifty percent (50%) of the membership interests; and (B) possess, directly or indirectly, the power to direct or cause the direction of the day-to-day operations, management or policies of such affiliate, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.
          1.34 Managing Member. “Managing Member” means CW Member or any replacement managing member appointed pursuant to Section 9.1(b).
          1.35 Maya Mortgage Lender. “Maya Mortgage Lender” means Torrey Pines Bank, a California corporation.
          1.36 Maya Mortgage Loan. “Maya Mortgage Loan” means that certain mortgage loan in the original principal amount of Fifteen Million Dollars ($15,000,000) made by Maya Mortgage Lender to Queensbay LLC and evidenced by that certain Promissory Note dated January 24, 2011 and secured by that certain Leasehold Deed of Trust, Security Agreement and

Fixture Filing dated as of January 24, 2011 by Queensbay LLC, as trustor, and Maya Mortgage Lender.
          1.37 Member. “Member” means any Person admitted to the Company as a member in accordance with this Agreement, or a Person who has been admitted as a member pursuant to Applicable Law. The Members of the Company and their respective Participation Percentages shall be reflected on Exhibit “A” attached hereto, as it may be amended from time to time.
          1.38 Member Nonrecourse Debt. “Member Nonrecourse Debt” has the meaning ascribed to the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4).
          1.39 Member Nonrecourse Debt Minimum Gain. “Member Nonrecourse Debt Minimum Gain” means an amount, with respect each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).
          1.40 Member Nonrecourse Deductions. “Member Nonrecourse Deductions” means items of Company loss, deduction or Section 705(a)(2)(B) of the Code expenditures that are attributable to Member Nonrecourse Debt or to other liabilities of the Company owed to or guaranteed by a Member to the extent that no other Member bears the economic risk of loss.
          1.41 Membership Interest. “Membership Interest” means the interest of a Member in the Company.
          1.42 Nonrecourse Deductions. “Nonrecourse Deductions” means the Company deductions that are characterized as “nonrecourse deductions” pursuant to Regulations Section 1.704-2(b)(1).
          1.43 Nonrecourse Liability. “Nonrecourse Liability” has the meaning ascribed to such term pursuant to Regulations Section 1.704-2(b)(3).
          1.44 Original Members. “Original Members” means the former members of the Company: Tikva Investments Associates, LLC, an Arizona limited liability company; The Babaoff Family Trust (2004 Restatement); ENS Development, LLC, an Arizona limited liability company (successor-in-interest to Ensemble Investments, LLC, an Arizona limited liability company); QW Holdco; OSHAK, LLC, a New York limited liability company; James H. Gray IRA; Ardie Tavangarian, an individual; Sterling Capital, L.P., a California limited partnership; Zarabi Family Trust UDT September 3, 1992; EHP; and Molayem Family Trust UDT September 15, 1999.
          1.45 Participation Percentage. “Participation Percentage” of a Member shall mean that percentage set forth opposite such Member’s name on Exhibit “A”, as it may be amended from time to time.
          1.46 Passive Investment. “Passive Investment” shall mean any direct or indirect investment where the investing Person does not possess, directly or indirectly, the power to direct or cause the direction of the management or policies of any Person, or the power to veto major policy decisions of such Person, whether through the ownership of voting securities, by agreement, or otherwise.
          1.47 Permit. “Permit” means all licenses, permits, consents, authorizations, approvals, certificates of occupancy, ratifications, certifications, registrations, exemptions, variances, exceptions and similar consents granted or issued by any Governmental Authority.
          1.48 Permitted Transferee. “Permitted Transferee” means (i) any Member; (ii) any Affiliate of a Member; (iii) a trust under which the distribution of the Membership Interest may be made only to beneficiaries who are Affiliates of such Member; and/or (iv) a Person to whom a Member consummates a Transfer subject to the terms and conditions of Section 10.3; provided, however, that any Permitted Transferee shall be subject to the additional condition that no Permitted Transferee shall be any Person who: (x) does not have reasonably sufficient financial resources and liquidity to fulfill the transferring Member’s obligations under this Agreement; or (y) is known in the community as being of bad moral character, or has been convicted of a felony in any state or Federal court, or (z) is an Affiliate of Persons who have been convicted of a felony in any state or Federal court.
          1.49 Person. “Person” means an individual, corporation, firm, partnership, limited liability company, trust or any other form of association or entity.
          1.50 Preservation Costs. “Preservation Costs” means (i) all debt service payments required under the Existing Loan Documents or pursuant to any refinancing, taxes, assessments, water, sewer or other similar rents, utilities, insurance premiums, Permit fees and charges, in each case which are regular, reoccurring and not within the control of the Company, its Subsidiaries or the Hotels; and (ii) expenditures necessary on an emergency basis to avoid material damage to the Hotels or injury to persons or property, whether or not provided for or within the amounts provided for in the Approved Annual Budget for the Fiscal Year in question, as may reasonably be required to avoid or mitigate such damage or injury.
          1.51 Profits and Losses. “Profit” and “Loss” means, for each Fiscal Year of the Company (or other period for which Profit or Loss must be computed), the Company’s taxable income or loss determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:
               (a) All items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing taxable income or loss;
               (b) Any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;
               (c) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(1)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

               (d) In the event the Book Value of any Company asset is adjusted pursuant to Section 1.6(b), Section 1.6(d) or Section 1.6(e), the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;
               (e) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for Federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;
               (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Regulations Section 1.704(b)(2)(iv)(m)(4), to be taken into account in determining the Capital Account as a result of a distribution other than in liquidation of a Membership Interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and
               (g) Any items which are specially allocated pursuant to Exhibit “C” shall not be taken into account in computing Profits or Losses.
          1.52 Property. “Property” means the Leasehold Estates, the Hotels, all personal property owned by the Company or its Subsidiaries and/or otherwise presently situated at the Hotels (other than those owned by any tenant of the Hotels), the Intangible Property, and all other assets of the Company and its Subsidiaries.
          1.53 Property Condition Reports. “Property Condition Reports” means, collectively, (i) that certain Property Condition Assessment for the Doubletree Maya dated April 26, 2011 and prepared by Marx/Okubo Associates, Inc.; and (ii) that certain Property Condition Assessment for Residence Inn Long Beach Downtown dated April 6, 2011 and prepared by Marx/Okubo Associates, Inc.
          1.54 Qualified Real Estate Investor. “Qualified Real Estate Investor” means, as determined by Residence Mortgage Lender, a Person having (i) a minimum net worth of Twenty Million Dollars ($20,000,000); (ii) real estate assets of One Hundred Million Dollars ($100,000,000); and (iii) a minimum current cash position of Three Million Dollars ($3,000,000); provided further, that such Person shall also be free from any Bankruptcy, reorganization or insolvency proceedings or any criminal charges or proceedings and shall not have been, at the time of transfer or in the past, a litigant, plaintiff or defendant in any suit brought against or by Residence Mortgage Lender.
          1.55 Refinance Requirements. “Refinance Requirements” means that such financing or refinancing (i) would provide the Company or its Subsidiary with a more favorable interest rate, amortization or other terms and conditions which CW Member, acting in good faith, determines would be more favorable than the terms and condition of the Existing Loan which is the subject of such refinancing; or (ii) is required or determined by CW Member, acting in good faith, to avoid a default under the Existing Loan which is the subject of such refinancing; provided, however, in each instance, in no event shall such financing or refinancing satisfy the Refinance Requirements if it would (x) require Ensemble Member or its constituent owners, members or directors to provide a personal guaranty and/or (y) trigger liability under any of the Torrey Pines Guarantees or the CIGNA Guarantee.
          1.56 Regulations. “Regulations” means the Income Tax Regulations promulgated under the Code, including Temporary and Proposed Regulations, as such Regulations may be amended from time to time, including corresponding provisions of succeeding Regulations.
          1.57 Residence Mortgage Lender. “Residence Mortgage Lender” means Connecticut General Life Insurance Company, a Connecticut corporation.
          1.58 Residence Mortgage Loan. “Residence Mortgage Loan” means that certain mortgage loan in the original principal amount of Thirty-One Million Eight Hundred Seventy-Five Thousand Dollars ($31,875,000) made by Residence Mortgage Lender, to Portside LLC and evidenced by that certain Promissory Note dated August 10, 2007 and secured by that certain Leasehold Deed of Trust, Security Agreement with Assignment of Rents and Fixture Filing dated as of August 10, 2007 by Portside LLC, as borrower, QW Land Holdings, LLC, as trustor, Chicago Title Insurance Company, as trustee, and Residence Mortgage Lender.
          1.59 Restricted Territory. “Restricted Territory” means that area depicted on Exhibit “G” attached hereto.
          1.60 Tax(es). “Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, capital gain, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, occupancy, transient occupancy, governmental pension or insurance, withholding, royalty, severance, stamp or documentary, value added, or other tax, charge, assessment, duty, levy, compulsory loan, business or occupation (including any interest, additions to tax, or civil or criminal penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.
          1.61 Tax Returns. “Tax Returns” means any report, form, return, statement or other information (including any amendments) required to be supplied to a Governmental Authority by a Person with respect to Taxes, including information returns, any amendments thereof or schedule or attachment thereto and any documents with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
          1.62 Torrey Pines Guarantees. “Torrey Pines Guarantees” means, collectively, that certain (i) Guaranty (LBHP) dated January 24, 2011 by the Company in favor of Maya Mortgage Lender; (ii) Unsecured Environmental Indemnity Agreement (LBHP) dated January 24, 2011 by the Company in favor of Maya Mortgage Lender; and (iii) Indemnity Agreement (LBHP) dated January 24, 2011 by the Company in favor of Maya Mortgage Lender.
          1.63 Total Value. “Total Value” means, for purposes of Section 10.4, a hypothetical amount representing the Offering Member’s good faith estimate (at the time of delivering any Buy-Sell Notice) of the total cash value of the Company, after liquidation of all assets and (i) payment or reservation for payment of all liabilities to third parties (including, without limitation, all mortgage indebtedness or other indebtedness of the Company); and taking into account (ii) accruals and reserves related to such indebtedness, a statement of which shall be included in the written estimate; and (iii) plus or minus, as the case may be, net prorations for revenues, expenses and other items related to the Company and its Subsidiaries, which prorations shall be determined in the manner provided under the Contribution Agreement unless otherwise mutually agreed to by the Members.
          1.64 Transfer. “Transfer” means any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect portion of a Membership Interest; provided, however, any Transfer of all or any direct or indirect interest in CWI by the respective direct and indirect owners in CWI shall not be deemed a Transfer for purposes of this Agreement.
          1.65 Uniform System. “Uniform System” means the Uniform System of Accounts for the Lodging Industry that is published by the Hotel Association of New York City, Inc. and approved by the American Hotel & Motel Association, in effect at the time in question (currently, the 10th Revised Edition, 2006).
          1.66 Unreturned Capital Contribution Account. “Unreturned Capital Contribution Account” means, with respect to a Member, the Member’s Capital Contributions less distributions made pursuant to Sections 8.1(b)(iii), 8.2(a) and 8.2(b) that represent a return of capital (and not a return on capital).
          1.67 Working Capital Shortfall. “Working Capital Shortfall” means the amount of additional working capital required for the sole purpose of funding operating expenses pursuant to, and to the extent of such amounts as set forth in, the Initial Budget or any subsequent Approved Annual Budget.
In addition, the following terms are defined in the Sections of this Agreement that are referenced alongside the terms:

Term	Section Reference for Definition
ABC	Section 9.9
Acceptance Notice	Section 10.3(b)
Act	Recitals
Act of Sale/Finance	Section 9.5(a)(i)
Additional Interest Purchase Price	Section 6.6
Affiliate Agreement	Section 9.3(d)
Agreement	Preamble
Applicable Price	Section 10.4(a)(iii)
Approved Annual Budget	Section 9.3(a)(v)
Approved Contracts	Section 9.3(a)(vii)
Articles of Organization	Recitals
Audited Financial Request	Section 12.3(a)

Term	Section Reference for Definition
Beach Bank	Section 6.2(b)
Book Value	Section 1.6
Business	Section 4
Buy-Sell Notice	Section 10.4(a)(iii)
Capital Account	Section 7.1(a)
Cash Notice	Section 6.3(a)
Claims	Section 9.16(c)
Closing Date	Section 10.4(a)(iii)
Company	Recitals
Contributing Members	Section 6.3(b)
Contribution Agreement	Section 6.1
CW Election Period (Hotel Maya)	Section 10.4(a)(i)
CW Election Period (Residence Inn)	Section 10.4(b)(i)
CW Initial Contribution	Section 6.1
CW Member	Preamble
CW Member Law Firm	Section 18.3
CW Member Parties	Section 18.3
CW Member Purchase Default	Section 9.1(b)
Deficiency	Section 6.3(b)
Deficit Loan	Section 6.3(c)
Deposit	Section 10.4(a)(iii)
Discussion Period	Section 9.13(a)(i)
DoubleTree	Recitals
DoubleTree Franchise Agreement	Recitals
DoubleTree PIP	Section 9.12(a)(ii)
Effective Date	Preamble
EHP	Recitals
Ensemble Member	Preamble
Ensemble Member Law Firm	Section 18.2
Ensemble Member Parties	Section 18.2
Ensemble Member Purchase Default	Section 9.2(b)
Exchange Act	Section 5.7
Forecast Budget	Section 9.3(a)(iv)
Ground Lessor	Recitals
Guarantee Obligation	Section 9.11(c)
Hotel Maya	Recitals
Hotel Maya ROFO	Section 10.4(a)(ii)
Impasse	Section 10.4(a)(i)
Indemnitee	Section 9.16(e)
Indemnitor	Section 9.16(e)
Indemnity Obligations	Section 9.16(c)
Initial Budget	Section 9.3(a)(iv)
LBH Holdco	Recitals
Liquor Licenses	Section 9.9
LiquorCo	Section 9.9
Lock-Out Period	Section 10.4(a)(i)

Term	Section Reference for Definition
Losses	Section 9.16(c)
Major Decisions	Section 9.4(a)
Managing Parties	Section 9.16(a)
Mandatory Capital Contribution	Section 6.3(a)
Marina Project	Section 9.10
Marriott	Recitals
Marriott Management Agreement	Recitals
Maya Management Agreement	Recitals
Maya Operating Lease	Recitals
Member	Preamble
Member Decisions	Section 9.5
New Opportunity	Section 20.1
Non-Contributing Member	Section 6.3(b)
Offer	Section 10.3(a)
Offered Interests	Section 10.3(a)(i)
Offered Member	Section 10.3(a)
Offered Price	Section 10.3(b)
Offer Terms	Section 10.4(a)(ii)
Offering Member	Section 10.4
Operating Fee	Section 9.3(c)
Operator	Section 9.6(b)
Original LLC Agreement	Recitals
Overpaying Guarantor	Section 9.11(c)
Owner	Section 9.6
Portside Ground Lease	Recitals
Portside Land	Recitals
Portside Leasehold Estate	Recitals
Portside LLC	Recitals
Post-Closing Reassessment Tax	Section 9.15(a)
Proportionate Share of Liability	Section 9.11(b)
Proposed Purchase Price	Section 10.4(a)(ii)
Purchase Notice	Section 10.4(a)(ii)
Queensbay Ground Lease	Recitals
Queensbay Land	Recitals
Queensbay Leasehold Estate	Recitals
Queensbay LLC	Recitals
QW Holdco	Recitals
Re-Offer Election Period	Section 10.4(a)(ii)
Re-Offer Purchase Notice	Section 10.4(a)(ii)
Re-Offer Sale Notice	Section 10.4(a)(ii)
Reassessment Tax Reserve	Section 9.12(c)
REIT	Section 5.5
Related Parties	Section 9.16(c)
Required Amount	Section 6.3(a)
Residence Reassessment Cap	Section 9.15(a)
Residence Inn	Recitals

Term	Section Reference for Definition
Residence Inn ROFO	Section 10.4(b)(ii)
Responding Member	Section 10.4(a)(iii)
Responding Member’s Purchase Price	Section 10.4(a)(iii)
Response Notice	Section 10.4(a)(iii)
Retained Liabilities and Obligations	Section 9.12(a)
Retained Liability Reserve Funds	Section 9.12(b)
ROFO Election Period	Section 10.4(a)(ii)
ROFO Notice	Section 10.4(a)(ii)
Sale Notice	Section 10.3(a)
Securities Act	Section 5.7
Selling Member	Section 10.3(a)
SOX	Section 5.7
Special Allocations	Section 7.1(b)
Special Purpose Entity	Section 9.16(d)
Subsidiary(ies)	Section 4
Supplemental Taxes	Section 9.12(a)(i)
Tax Matters Partner	Section 12.4
Third Party Fees	Section 10.4(d)
Third Party Purchaser	Section 10.4(a)(ii)
Third Party Purchase Price	Section 10.4(a)(ii)
TOT Shortfall Reserve	Section 9.15(c)
TRS	Recitals
     2. FORMATION AND CONTINUATION OF LIMITED LIABILITY COMPANY. The Company was previously formed as a limited liability company pursuant to the provisions of the Act and upon the filing of the Articles of Organization with the Secretary of State of the State of California. The Members hereby amend and restate the Original LLC Agreement by substituting this Agreement in its entirety for the Original LLC Agreement and continuing the Company as a limited liability company pursuant to the Act for the purposes and upon the terms and conditions set forth in this Agreement. The rights and liabilities of all Members shall be as provided under the Act, the Articles of Organization and this Agreement.
     3. NAME AND PLACE OF BUSINESS.
          3.1 Name. The name of the Company shall be “Long Beach Hotel Properties, LLC”.
          3.2 Principal Place of Business. The principal office of the Company shall be 207 East Westminster, Suite 200, Lake Forest, Illinois 60045. The Company may also conduct business from offices located at 444 W. Ocean Boulevard, Suite 1108, Long Beach, California 90802 or from any additional places of business within or outside the State of California. Managing Member may change the Company’s place of business at any time.
          3.3 Members. Unless and until substituted Members are admitted pursuant to the terms of Section 10, CW Member and Ensemble Member shall be the only Members of the

Company until they cease to be Members in accordance with the provisions of the Act, the Articles of Organization, or this Agreement. Except as otherwise expressly provided herein, no Member may be removed as a Member of the Company without such Member’s prior written approval.
     4. PURPOSE. The purpose of the Company shall be to (i) own all of Queensbay LLC, Portside LLC and TRS (Queensbay LLC, Portside LLC and TRS are collectively referred to herein as the “Subsidiaries” and individually as a “Subsidiary”); (ii) indirectly own each of the Hotels and the proposed Marina Project including, without limitation, the development thereof; and (iii) engage in any and all general business activities related or incidental thereto permitted under the Act (collectively, the “Business”). The Company shall not engage in any other business or activity without the unanimous consent of the Members.
     5. TERM OF COMPANY; RECORDINGS; AGENT FOR SERVICE OF PROCESS.
          5.1 Term. The Company commenced as of the date that the Articles of Organization were filed with the Secretary of State of the State of California and shall continue until terminated as herein provided or by operation of law.
          5.2 Filings. Managing Member shall execute, deliver and file any amendments to and/or restatements of the Articles of Organization as Managing Member deems necessary and shall file any documents required for the Company to qualify to do business in California and in any other jurisdiction in which the Company may wish to conduct business. The existence of the Company as a separate legal entity shall continue until cancellation of the Articles of Organization. Managing Member shall cause appropriate fictitious business name and like statements to be filed and published for the Company if and as required for the proper conduct of the Business.
          5.3 Agent for Service of Process. The name and address of the agent for service of process of the Company designated on the Articles of Organization is CSC-Lawyers Incorporating Service, 2730 Gateway Oaks Drive, Suite 100, Sacramento, California 95833, Attention: Vivien Mitchell. The agent for service of process of the Company may be changed from time to time by Managing Member, subject to Applicable Law.
          5.4 Considered a Partnership. The Members intend that, pursuant to the provisions of Subchapter K of Chapter 1 of Subtitle A of the Code and/or any comparable provision of applicable state law, beginning as of the Effective Date, the Company will be treated as a partnership for Federal, state and local income tax purposes. Each Member agrees not to make or attempt to make an election under Section 761 of the Code or to be excluded from the application of Subchapter K or from the application of any comparable provisions of applicable state law. The Company and the Members shall not elect classification of the Company for Federal tax purposes as other than a partnership under Regulations Section 301.7701-3 or for state and/or local tax purposes under such comparable provisions of applicable state or local law.

          5.5 Protection of REIT Status. The Members acknowledge that CW Member is an Affiliate of CWI, which is a real estate investment trust (“REIT”), and the Members agree to manage the Company (and any other entity in which the Company owns an interest) in a manner (i) that enables CWI to qualify as a REIT within the meaning of Section 856 of the Code; and (ii) that recognizes the income, asset and operating requirements of the Code that are applicable to a REIT under Sections 856 through 860 of the Code to the extent possible. Therefore, the Company shall conduct its operations in accordance with the following limitations:
               (a) The Business and affairs of the Company will be managed in a manner that does not cause CWI to be disqualified as a REIT under the Code or incur any amount of tax pursuant to Sections 857 or 4981 of the Code;
               (b) The Company and its Subsidiaries shall not render any services to any lessee or sublessee or any customer thereof, either directly or through an “independent contractor” within the meaning of Section 856(d)(3) of the Code, if the rendering of such services would cause all or any part of the rents received by the Company or its Subsidiaries to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code;
               (c) The Company and its Subsidiaries shall not directly or indirectly own (taking into account the attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate ten percent (10%) or more of the total number of shares of all classes of stock, ten percent (10%) or more of the voting power of all classes of voting stock or ten percent (10%) or more of the assets or net profits of any lessee or sublessee of all or any part of any of the Property or other Company property, other than a lessee Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;
               (d) No lease or sublease of any space at either Hotel or any other Company or Subsidiary property shall provide for any rent based in whole or in part on the “income or profits” derived by any lessee or sublessee from such property within the meaning of Section 856(d)(2)(A) of the Code;
               (e) The Company and its Subsidiaries shall not own more than ten percent (10%) of the total voting power or more than ten percent (10%) of the total value of the outstanding securities of any one issuer (as determined for purposes of Section 856(c)(4)(B) of the Code) other than securities of a Subsidiary that makes an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;
               (f) Any Subsidiary that is treated as a corporation under the Code (other than a “real estate investment trust”) shall make an election by filing IRS Form 8875 to be treated as a “taxable REIT subsidiary” under Section 856(l)(1) of the Code;
               (g) Any Subsidiary that has made an election to be treated as a “taxable REIT subsidiary” under the Code shall not directly or indirectly operate a “lodging facility” or a “health care facility” as such terms are defined in Section 856 of the Code but rather shall use, to operate any “lodging facility,” an “eligible independent contractor” within the meaning of Section 856(d)(9)(A) of the Code (e.g., without limitation, such contractor must be actively engaged in the trade or business of operating “qualified lodging facilities” for Persons other that those that are related to the Subsidiary, the Company or CWI), provided that, in the case of any “lodging facility,” no gambling activities are conducted on the premises and no gambling revenues are generated by the facility;
               (h) Neither the Company and its Subsidiaries, nor any Member shall take any action (or fail to take any action permitted under this Agreement) that would otherwise cause the Company’s gross income to consist of more than one percent (1%) of income not described in Section 856(c)(2) of the Code or more than ten percent (10%) of income not described in Section 856(c)(3) of the Code, or cause any significant part of the Company assets to consist of assets other than “real estate assets” within the meaning of Section 856(c)(5)(B) of the Code;
               (i) The Company shall distribute to the Members during each calendar year an amount of cash mutually agreed upon by the Members, but in no event in an amount less than that which is necessary to comply with REIT requirements, to be allocated to the Members with respect to such Fiscal Year distributed at the times required to prevent the imposition of an excise tax under Section 4981 of the Code; provided, however, that if each such Member’s distributable share of any Distributable Cash from Operations and/or Capital Transaction Proceeds and its distributable share of any funds maintained in the Company reserves are insufficient to meet the aforesaid distribution requirement with respect to such Member, then the Company shall have satisfied the foregoing distribution requirement with respect to such Member upon distributing to it such distributable share of Distributable Cash from Operations and/or Capital Transaction Proceeds and funds maintained in the Company reserves. In no event shall the Company be required to borrow funds, or any Member be required to contribute funds to the Company, in order to permit the Company to satisfy the foregoing distribution requirement. The foregoing provisions of this subsection shall not, however, adversely affect the allocation of, or any Member’s Participation Percentage in, Distributable Cash from Operations and/or Capital Transaction Proceeds; or
               (j) The Company and its Subsidiaries shall not engage in any “prohibited transactions” within the meaning of Section 857(b)(6)(B)(iii) of the Code.
The Members acknowledge that the foregoing are the current guidelines applicable to the qualification of real estate investment trusts. If any of the requirements to qualify for “real estate investment trust” status are changed, then upon CWI’s delivery of written notice to Manager describing such changes, such changes shall be deemed incorporated herein, and this Section 5.5 shall be deemed amended as necessary to incorporate such changed real estate investment trust requirements.
          5.6 Dispute Resolution Regarding REIT Compliance. Notwithstanding anything to the contrary set forth in Section 9.13 or elsewhere in this Agreement, any dispute over whether an activity of the Company or the Subsidiaries is in violation of Section 5.5 shall be determined in the sole and absolute discretion of CW Member, provided that any additional out-of-pocket expenses to the Company resulting therefrom will be borne by CW Member.

          5.7 Sarbanes-Oxley Compliance. The Company and its Subsidiaries shall take all actions necessary to comply with the requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder (“SOX”). Managing Member, Manager and any principal executive officer of the Company and the principal financial officer of the Company shall make all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX as applicable. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. The costs and expenses of any actions taken pursuant to this Section 5.7 shall be borne by the Company or the Subsidiaries, as applicable, so long as such actions are taken for the benefit of the Company or such Subsidiary and not for the Members or their Affiliates (which costs and/or expenses shall be the sole obligation of the such Member or its Affiliate).
     6. CONTRIBUTIONS AND LOANS.
          6.1 Initial Contributions. Pursuant to the terms and conditions of that certain Contribution Agreement dated April 20, 2011, by and among CW Member, the Original Members and the Company (the “Contribution Agreement”), CW Member has made a Capital Contribution in the amount of Nineteen Million Seven Hundred Ten Thousand Seven Hundred Forty Dollars ($19,710,740) to the Company (the “CW Initial Contribution”) in exchange for a forty-nine percent (49%) interest in the initial Company capital and an interest in the profits and losses of the Company as described herein. None of CW Member’s cash Capital Contribution will be distributed to any Member, in such Member’s capacity as a Member. The Book Value of the Company’s assets shall be adjusted to reflect fair market value and Ensemble Member’s Capital Account shall reflect its forty-nine percent (49%) interest in such assets. Each Member’s initial Capital Account balance shall be reflected on Exhibit “A”.
          6.2 Use of Funds. The CW Initial Contribution shall be used by the Company in strict accordance with the statement of sources and uses attached hereto as Schedule 1.
          6.3 Additional Contributions or Loans.
               (a) Except as provided in Section 6.1 and this Section 6.3, the Members shall not be required to make any additional Capital Contributions or loans to the Company in addition to the Initial Capital Contributions. If Managing Member or Manager reasonably determine that the Members shall make additional Capital Contributions to the Company to fund a Working Capital Shortfall or a Preservation Cost of the Company or its Subsidiaries (each, a “Mandatory Capital Contribution”), then such Mandatory Capital Contribution shall be contributed by the Members in accordance with their respective Participation Percentages. Managing Manager shall deliver a notice (a “Cash Notice”) to each Member setting forth the amount of cash required from such Member (a “Required Amount”). Within the twenty (20) day period following the date of receipt by a Member of a Cash Notice, the Member shall contribute to the Company its Required Amount. Notwithstanding the

foregoing, prior to issuing a call for the Members to contribute Mandatory Capital Contribution required for any Working Capital Shortfall or Preservation Cost, the Members agree to meet and discuss (in good faith) whether any such Working Capital Shortfall can be reasonably reduced or eliminated without compromising the business of the Company. For avoidance of doubt, if the Members cannot mutually agree on a reduction or elimination of any amount of such Working Capital Shortfall and/or Preservation Cost, the Members shall nevertheless advance the approved Mandatory Capital Contribution. Any dispute over whether any amounts qualify as a Working Capital Shortfall or Preservation Cost and/or any dispute over the amount either Member claims is required to satisfy such Working Capital Shortfall or fund Preservation Costs shall be determined in accordance with the procedures set forth in Section 9.13.
               (b) If within twenty (20) days after the date a Cash Notice is given pursuant to Section 6.3(a), a Member (the “Non-Contributing Member”) shall fail to advance all or any part of its Required Amount, the other Members (the “Contributing Members”), within 10 days thereafter, may advance directly to the Company as a loan to the Non-Contributing Member the portion of the Required Amount not advanced by the Non-Contributing Member (the “Deficiency”), as provided in Section 6.3(c) below. Unless they mutually agree otherwise, the Contributing Members shall fund such loan pro rata in proportion to their respective Participation Percentages. The remedy set forth in this Section 6.3 shall be the exclusive remedy of the Contributing Members for the Non-Contributing Member’s failure to advance additional capital as required under Section 6.3(a).
               (c) If the Contributing Members make a loan to the Non-Contributing Member as provided in Section 6.3(b), the Deficiency shall be delivered to the Company by the Contributing Members, shall be treated as an additional Capital Contribution by the Non-Contributing Member of the Deficiency and shall constitute a loan to the Non-Contributing Member (a “Deficit Loan”). Each Deficit Loan shall bear interest at a variable rate determined on the 1st day of each month equal to ten percent (10%) plus the Bank of America prime rate in effect on the 1st day of each month (or such lesser amount as may then represent the maximum legal interest rate for the Deficit Loan), compounded monthly, and shall be repaid within ten (10) days following demand by the Contributing Members upon the Non-Contributing Member, or until demand is made, by payment directly by the Company to the Contributing Members of any distributions otherwise due the Non-Contributing Member pursuant to the other Sections of this Agreement; provided, however, that for Capital Account maintenance purposes, such amount shall be deemed distributed to the Non-Contributing Member (with a corresponding reduction to its Capital Account) followed by the repayment by the Non-Contributing Member to the Contributing Member. Any payments on a Deficit Loan shall be credited first to any interest then due on the loan with the balance of such distributions to be credited against the outstanding principal balance of such loan. Any Deficit Loan will be recourse only to the Non-Contributing Member’s right to distributions pursuant to this Agreement and must be repaid directly by the Company on behalf of the Non-Contributing Member as set forth in this Section 6.3. For avoidance of doubt, no Deficit Loan shall be considered a Capital Contribution by the Contributing Member for purposes of this Agreement or increase such Contributing Member’s Capital Account.

               (d) Notwithstanding any of the foregoing, the Members agree that in the event that CW Member makes a Deficit Loan, the Deficit Loan may be structured in a manner that causes the REIT to comply with the requirements of Section 5.5(e).
          6.4 Interest on Contributions. No interest shall be paid by the Company on any Capital Contribution made by any Member to the Company.
          6.5 Return of Contributions. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw or reduce such Member’s Capital Contribution or to receive any distributions, except as a result of dissolution. No Member shall have the right to demand or receive property other than cash in return for such Member’s Capital Contributions.
          6.6 Membership Interest Purchase Option. CW Member hereby agrees to use good faith efforts to meet the requirements of a Qualified Real Estate Investor and the Members acknowledge and agree that, at anytime after the date CW Member receives written confirmation from Residence Mortgage Lender that CW Member has met the requirements of a Qualified Real Estate Investor, CW Member shall have the option (exercisable in CW Member’s sole and absolute discretion) to acquire an additional one percent (1%) interest in the initial Company capital and an interest in the profits and losses of the Company from Ensemble Member for a purchase price equal to Four Hundred Two Thousand Dollars ($402,000) (the “Additional Interest Purchase Price”). The payment of the Additional Interest Purchase Price shall be made by CW Member to the Company and any subsequent disbursement by the Company shall be treated in the most tax efficient manner as mutually determined by the Members (in their reasonable discretion). In the event CW Member exercises its option to acquire such additional one percent (1%) interest in the initial Company capital and an interest in the profits and losses of the Company, the Company or Portside LLC will be required to pay a fee imposed by Residence Mortgage Lender and the Members hereby acknowledge and agree that such fees and/or costs shall be split 50:50 by the Members, provided that Ensemble Member shall have its fifty percent (50%) share of any such fees and/or costs treated as a credit in the amount thereto against the Additional Interest Purchase Price due and payable in connection therewith.
     7. CAPITAL ACCOUNTS; ALLOCATION OF PROFITS AND LOSSES.
          7.1 Capital Accounts.
               (a) The Company shall maintain a separate capital account (“Capital Account”) for each Member.
               (b) The Capital Account of each Member shall be maintained in accordance with Sections 1.704-1(b) and 1.704-2 of the Regulations and shall be interpreted and applied in a manner consistent with such Regulations and the special allocations set forth in Sections (a) through (i) of Exhibit “C” attached hereto shall apply (the “Special Allocations”).
               (c) Each Member’s Capital Account shall be adjusted in accordance with the following provisions:
                    (i) To each Member’s Capital Account there shall be credited (A) the amount of any cash Capital Contributions made, and the Book Value of any property contributed (net of liabilities secured by such property), by such Member to the Company, and (B) such Member’s allocable share of Profits and other items of income and gain allocated to such Member; and
                    (ii) To each Member’s Capital Account there shall be debited (A) the amount of cash and the Book Value of any Company property distributed to such Member pursuant to any provision of this Agreement (net of any liabilities secured by such property), and (B) such Member’s allocable share of Losses and other items of income and gain allocated to such Member.
               (d) In the event of a Transfer of a Member’s Membership Interest, or any portion thereof, in accordance with the terms of this Agreement, whether or not the purchaser, assignee or successor-in-interest is then a Member, the Person so acquiring such Member’s Membership Interest, or any portion thereof, shall acquire the Capital Account, or any portion thereof, of the Member formerly owning such Membership Interest, adjusted for distributions of Distributable Cash from Operations and/or Capital Transaction Proceeds made pursuant to Section 8 and allocations of Profits and Losses made pursuant to Section 7.2.
          7.2 Allocation of Profits and Losses. After giving effect to the Special Allocations set forth in Exhibit “C” attached hereto, Managing Member shall cause the Company to allocate Profits and Losses in respect of each Fiscal Year of the Company (and, in each case, each item of income, gain, loss, deduction and tax preference, required to be taken into account by the Members separately under Section 702(a) of the Code, which are included in the computation of such Profits and Losses for such year) to the Members in a manner such that the Capital Account of each Member is, as nearly as possible, equal (proportionately) to the excess of:
               (a) the distributions that would be made to that Member pursuant to Section 11.2(a)(iii) if:
                    (i) the Company were dissolved, its affairs wound up and its assets sold for an amount of cash equal to their Book Values;
                    (ii) all liabilities of the Company were satisfied (limited with respect to each non-recourse liability to the Book Value of the assets securing such liability); and
                    (iii) the assets of the Company were distributed to the Members in accordance with Section 11.2(a)(iii) immediately after making such allocation; over
               (b) the sum of (i) the Member’s respective share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain; and (ii) the amount, if any, that such Member is obligated (or deemed obligated) to contribute, in its capacity as a Member, to the Company, computed immediately prior to the hypothetical sale of assets described in Section 7.2(a).
          7.3 Other Allocation Rules.

               (a) For purposes of determining Profits, Losses or any other items allocable to any period, Profits, Losses and other items shall be determined on a daily, monthly or other basis, as determined by Managing Member, using any permissible method under Section 706 of the Code and the Regulations thereunder.
               (b) Credits, or income resulting from the recapture of credits, shall be allocated among the Members in accordance with the Code, Regulations and Applicable Law.
               (c) Whenever items of income or loss of the Company allocable hereunder consist of items of different character for tax purposes (i.e., ordinary income, long-term capital gain, depreciation recapture, interest expense, etc.) the items of income or loss of the Company allocable to each Member shall include, to the extent possible, its pro rata share of each such item; provided, however, in making allocations of depreciation recapture under Section 1245 or Section 1250 of the Code, or unrecaptured Section 1250 gain under Section 1(h) of the Code, principles consistent with those of Regulations Section 1.1245-1(e) shall be followed such that amounts treated as ordinary income shall be allocated first to the Member that was allocated the related ordinary deduction.
               (d) The Members are aware of the income tax consequences of the allocations made by this Section 7 and Exhibit “C” attached hereto and hereby agree to be bound by the provisions of this Section 7 and Exhibit “C” attached hereto in reporting their shares of Company income and loss for income tax purposes.
               (e) If the Book Value of any Company asset is adjusted as provided in the definition thereof, subsequent allocations of income, gain, loss and deduction with respect to such asset shall, solely for Federal income tax purposes and pursuant to Regulations Section 1.704-1(b), take account of any variation between the adjusted basis of such asset for Federal income tax purposes and its Book Value in the same manner as under Section 704(c) of the Code and the Regulations thereunder.
               (f) The books of the Company shall be closed as of the Effective Date in accordance with Section 706(d) of the Code, and consistent therewith: (i) items of income, deduction, gain, loss and/or credit of the Company that are recognized prior to the Effective Date shall be allocated among the Original Members; and (ii) items of income, deduction, gain, loss and/or credit of the Company that are recognized after the Effective Date shall be allocated among the Members, pursuant to the terms of this Agreement.
          7.4 Tax Allocations.
               (a) Except as provided in Section 7.4(b), items of Company income, gain, loss, deduction and credit shall be allocated, for Federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gain, losses, deductions and credits among the Members under Section 7.2.
               (b) In accordance with Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for

Federal income tax purposes and its initial Book Value in accordance with such method as selected by the Members. The Members and the Company acknowledge that (i) CW Member has made to the Company a cash Capital Contribution in exchange for an interest in the Company with terms described herein, and such interest has an initial adjusted tax basis equal to their initial cash Capital Contribution; (ii) the balance of the initial assets of the Company have an adjusted tax basis that is less than Book Value; and (iii) it is the intent of the Company and the Members that, to the extent practicable, CW Member shall be allocated an amount of Depreciation and amortization for each taxable year of the Company equal to the depreciation and amortization arising for Federal income tax purposes in respect of such initial adjusted tax basis in such undivided interest. To achieve the foregoing intent the Company shall use the remedial method under Section 704(c) of the Code and the Regulations promulgated thereunder.
     8. DISTRIBUTIONS.
          8.1 Distribution of Distributable Cash (Other than From Capital Transactions).
               (a) The Company shall distribute all available Distributable Cash from Operations in accordance with this Section 8.1. Unless otherwise authorized by the Members, all Distributable Cash from Subsidiary Operations shall be distributed from the applicable Subsidiary directly to the Company and shall be deemed part of the Company’s Distributable Cash from Operations. The Company shall cause, on a regular, reoccurring basis (but in no event less often than quarterly), each Subsidiary to distribute all of its Distributable Cash from Subsidiary Operations to the Company so it in turn can be distributed by the Company to the Members in accordance with this Agreement.
               (b) Subject to Section 6.3(c) and Section 8.3, Distributable Cash from Operations of the Company shall be distributed from time to time, but no less frequently than quarterly to the Members as follows:
                    (i) First, to CW Member, until CW Member has received cumulative distributions pursuant to this Section 8.1(b)(i) as to have earned a cumulative annual return of nine and five-tenths percent (9.5%), compounded annually, on the balance of CW Member’s Unreturned Capital Contribution Account, taking into account prior distributions pursuant to this Section 8.1(b)(i);
                    (ii) Second, to Ensemble Member, until Ensemble Member has received non-cumulative (non-compounded) distributions pursuant to this Section 8.1(b)(ii) as to have earned a non-cumulative (non-compounded) annual return of nine and five-tenths percent (9.5%) on the balance of Ensemble Member’s Unreturned Capital Contribution Account, taking into account prior distributions pursuant to this Section 8.1(b)(ii);
                    (iii) Third, to the Members, pro rata and pari passu in proportion to the balance of each Member’s respective Unreturned Capital Contribution Account until the balance of each Member’s respective Unreturned Capital Contribution Account has been reduced to zero; and
                    (iv) Thereafter, to the Members, pro rata, in proportion to their respective Participation Percentages.

               (c) The Members intend that the Initial Budget and any subsequent Approved Annual Budget shall include, as an expense item, such reasonable and customary Company or Subsidiary reserves to be mutually agreed upon by the Members from time to time, and the Members agree that distributions to the Members according to this Agreement will not be made if such distributions have the effect of impairing such Company and/or Subsidiary reserves. The amount of the reserves for each Fiscal Year shall be suggested by Manager at the time that it presents any draft budget each year to Managing Member, but the approval of such reserves shall be a Member Decision (as defined below).
               (d) Notwithstanding any other provision to the contrary, upon the approval of the Members, the Company may withhold from any amount otherwise distributable to the Members any taxes payable by the Company with respect to amounts allocable or distributable to any Member. Any amounts so withheld shall be paid by the Company to the appropriate taxing authority and shall be treated as amounts distributed to the Member.
          8.2 Distributions of Cash from Capital Transactions. Subject to Section 6.3(c) and Section 8.3, Capital Transaction Proceeds shall be distributed following a Capital Transaction, as follows:
               (a) First, one hundred percent (100%) to CW Member until such time as its Unreturned Capital Contribution Account has been reduced to zero;
               (b) Second, one hundred percent (100%) to Ensemble Member until such time as its Unreturned Capital Contribution Account has been reduced to zero;
               (c) Third, one hundred percent (100%) to CW Member until CW Member shall have received cumulative distributions (i.e., under Section 8.1 and/or this Section 8.2) so as to cause CW Member to have earned an eighteen percent (18%) IRR with respect to the aggregate amount of CW Member’s Capital Contribution;
               (d) Fourth, one hundred percent (100%) to Ensemble Member until Ensemble Member shall have received cumulative distributions (i.e., under Section 8.1 and/or this Section 8.2) so as to cause Ensemble Member to have earned an eighteen percent (18%) IRR with respect to the aggregate amount of Ensemble Member’s Capital Contribution;
               (e) Fifth, one hundred percent (100%) to the Members pro rata in proportion to their respective Participation Percentages until CW Member shall have received cumulative distributions (i.e., under Section 8.1 and/or this Section 8.2) so as to cause CW Member to have earned a twenty percent (20%) IRR with respect to the aggregate amount of CW Member’s Capital Contribution; and
               (f) Thereafter, seventy-five percent (75%) to the Members pro rata in proportion to their respective Participation Percentages and twenty-five percent (25%) to Ensemble Member.
          8.3 Offset. In the event that Ensemble Member owes CW Member any amount in connection with a Claim under Section 9.16 (unless such Claim shall be the subject of a bona fide dispute and, if disputed, upon the final determination of the arbitrator in accordance with Section 9.13), in each instance at the time a distribution would be made to Ensemble Member under Section 8.1 or Section 8.2, Managing Member may reduce the amount of such distribution to Ensemble Member by the amount of such obligation which offset shall be deemed to be a distribution to Ensemble Member followed by a payment to CW Member by Ensemble Member.
          8.4 To Whom Distributions Are Made. Unless named in this Agreement or unless admitted as a Member as provided in this Agreement, no Person shall be considered a Member in the Company. Any distribution by the Company to the Person shown on the Company records as a Member, or to such Member’s legal representatives, or to a named assignee of the right to receive distributions, shall acquit the Company and the Members of all liability to any other Person who may be interested in such distribution by reason of an assignment by a Member or for any other reason.
     9. MANAGEMENT.
          9.1 Managing Member.
               (a) Managing Member shall, subject to the limitations set forth in Section 9.5, the Initial Budget or any subsequent Approved Annual Budget, operate the business affairs of the Company, be empowered to set policy for and to make all decisions in respect of the Company and to make all decisions regarding those matters, and to perform any and all other acts or activities incident thereto, subject to all limitations set forth herein. Managing Member will devote such time, effort and skill to the Business of the Company as Managing Member reasonably deems necessary. CW Member shall serve as Managing Member until, subject to any consents required under the Existing Loan Documents (which consents shall be obtained prior to and as a pre-condition of such removal), its removal which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Managing Member from the Company; (ii) the judgment or final adjudication (in a procedure described in this Section 9.1) of Managing Member as having committed fraud, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement; or (iii) the filing by Managing Member of a voluntary petition in Bankruptcy or the failure by Managing Member to cause an involuntary filing of Bankruptcy against Managing Member to be dismissed within one hundred twenty (120) days after the filing thereof; (iv) the closing of any purchase of one hundred percent (100%) of CW Member’s Membership Interest by Ensemble Member pursuant to and in accordance with Section 10.4; or (v) following the delivery of a Response Notice by CW Member pursuant to and in accordance with Section 10.4 whereupon CW Member elects to purchase one hundred percent (100%) of Ensemble Member’s Membership Interest, CW Member fails to complete the purchase on or before the Closing Date (other than as a result of Ensemble Member’s default) (a “CW Member Purchase Default”). Managing Member’s service may not be terminated in any other way. Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud, gross negligence, willful misconduct, theft or misappropriation of funds by Managing Member, Managing Member’s removal pursuant to the terms and conditions of this Section 9.1 shall be the Members’ sole and exclusive remedy and all other rights and remedies are hereby and irrevocably waived by the Members. Upon the removal of CW Member as Managing Member pursuant to any of clauses (i), (ii), (iii), (iv) or (v) of this Section 9.1, Ensemble Member may either become Managing

Member or may inform CW Member of its designated candidate for Managing Member and provide CW Member with a written summary of such Person’s experience and qualifications (which designated candidate shall then become Managing Member); provided, however, in the event that Managing Member is removed as the result of Ensemble Member’s purchase of CW Member’s Membership Interest pursuant to Section 10.4 below or for a CW Member Purchase Default, CW Member shall have no right to receive notice or a written summary of such candidate’s experience and qualifications.
               (b) If Ensemble Member believes that Managing Member has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement, Ensemble Member may deliver written notice to Managing Member setting forth in reasonable detail the basis for that determination and, if CW Member does not resign as Managing Member, submit the same to arbitration pursuant to Section 9.13. Upon a final decision or judgment of the arbitrator(s) that Managing Member committed fraud, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Managing Member under this Agreement, such Managing Member shall be removed as Managing Member. During the period from the delivery of written notice to Managing Member that Managing Member has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds, until the final determination of the arbitrator, the authority of Managing Member shall be suspended, and the unanimous approval of the Members shall be required for any payments or other actions to be taken by Managing Member hereunder.
          9.2 Manager.
               (a) Subject to the terms and conditions of this Agreement, Manager shall manage the day-to-day affairs of the Subsidiaries, each in substantial accordance with the Initial Budget and any subsequent Approved Annual Budget, and all other acts or activities incidental thereto, subject to all limitations set forth herein (including, but not limited to, Sections 9.3, 9.4 and 9.5 below).
               (b) Subject to the terms and conditions of this Agreement, EHP shall serve as Manager of the Subsidiaries until its removal which shall only be permitted upon the earlier of (i) the resignation or voluntary disassociation of Manager from Ensemble Member; (ii) the judgment or final adjudication (in a procedure described in this Section 9.2) of Manager or Ensemble Member as having committed fraud, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Manager or Ensemble Member under this Agreement; (iii) the filing by Manager or Ensemble Member of a voluntary petition in Bankruptcy or the failure by Manager or Ensemble Member to cause an involuntary filing of Bankruptcy against Manager or Ensemble Member to be dismissed within one hundred twenty (120) days after the filing thereof; (iv) the closing of any purchase of one hundred percent (100%) of Ensemble Member’s Membership Interest by CW Member pursuant to and in accordance with Section 10.4; or (v) following the delivery of a Response Notice by Ensemble Member pursuant to and in accordance with Section 10.4 whereupon Ensemble Member elects to purchase one hundred percent (100%) of CW Member’s Membership Interest, Ensemble Member fails to complete the purchase on or before the Closing Date (other than as a result of CW Member’s default) (an “Ensemble Member Purchase Default”). Upon the removal of

Ensemble Member as Manager pursuant to any of clauses (i), (ii), (iii), (iv) or (v) of this Section 9.2, CW Member shall elect a successor Manager. Prior to appointing any third party Manager, CW Member may either become Manager or may inform Ensemble Member of its designated candidate for Manager and provide Ensemble Member with a written summary of such Person’s experience and qualifications (which designated candidate shall then become Manager); provided, however, in the event that Manager is removed as the result of CW Member’s purchase of Ensemble Member’s Membership Interest pursuant to Section 10.4 below or for an Ensemble Member Purchase Default, Ensemble Member shall have no right to receive notice or a written summary of such candidate’s experience and qualifications. Notwithstanding anything to the contrary set forth in this Agreement, except in the event of fraud, gross negligence, willful misconduct, theft or misappropriation of funds by Manager or Ensemble Member, Manager’s removal pursuant to the terms and conditions of this Section 9.2 shall be the Members’ sole and exclusive remedy and all other rights and remedies are hereby and irrevocably waived by the Members.
               (c) If CW Member believes that Manager has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Manager under this Agreement, CW Member may deliver written notice to Manager setting forth in reasonable detail the basis for that determination and, if Ensemble Member does not resign as Manager, submit the same to arbitration pursuant to Section 9.13. Upon a final decision or judgment of the arbitrator(s) that Manager committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds in the performance of (or failure to perform) the obligations of Manager under this Agreement, such Manager shall be removed as “Manager”. During the period from the delivery of written notice to Manager that Manager has committed fraud, gross negligence, willful misconduct, theft or misappropriation of funds, until the final determination of the arbitrator, the authority of Manager shall be suspended, and the unanimous approval of the Members shall be required for any payments or other actions to be taken by Manager hereunder.
          9.3 Duties and Responsibilities of Manager.
               (a) Except as set forth in Sections 9.4 and 9.5, or as otherwise expressly provided in this Agreement and subject at all times to the limitations of the Initial Budget or any subsequent Approved Annual Budget, Manager shall be responsible for, and is hereby authorized to perform the following acts to the extent necessary to carry out the business affairs of the Subsidiaries under this Agreement:
                    (i) Protect and preserve the titles and interests of the Subsidiaries with respect to any assets owned directly or indirectly by the Company and the Subsidiaries including, without limitation, the Hotels;
                    (ii) Pay all property taxes and assessments, ground rents, rents and other impositions applicable to the Hotels and/or such other assets owned by the Subsidiaries;

                    (iii) Execute and/or modify on behalf of any Subsidiary, such Approved Contracts and other documents relating to the day-to-day ownership and operation of the Hotels;
                    (iv) Each Fiscal Year, commencing with the Fiscal Year beginning on January 1, 2012, prepare drafts of an annual business plan and budget for the Company and the Subsidiaries, as applicable, containing an operating and capital expenditure budget, a detailed marketing plan and other items projected for the operation of the Company, the Hotel Maya and the Residence Inn. Each draft budget shall be delivered to Managing Member (or the Members, in the event that CW Member is removed as Managing Member) not later than sixty (60) calendar days before the beginning of the Fiscal Year in question. Managing Member (or the Members, in the event that CW Member is removed as Managing Member) shall approve or disapprove such draft budget within thirty (30) days after receipt thereof (which approval may be granted or withheld in such Member’s sole and absolute discretion); provided, however, the Members and Managing Member agree and acknowledge that, with respect to the Residence Inn, such approval is subject to the terms and conditions of the Marriott Management Agreement. Promptly after any disapproval by Managing Member, Manager shall, as soon as possible, submit a revised draft budget to Managing Member (or the Members, in the event that CW Member is removed as Managing Member) addressing the portions thereof disapproved by Managing Member (and the parties shall repeat the foregoing until a draft budget has been approved by Managing Member). Once a draft budget is approved by Managing Member (or the Members, in the event that CW Member is removed as Managing Member), it shall be the “Approved Annual Budget” for the Company and/or such Subsidiary, as applicable, for the Fiscal Year in question; provided, however, in the event that Managing Member and Manager are unable to resolve any dispute with respect to any item to which Managing Member has objected, Manager shall conduct operations of the respective Subsidiary with respect to those categories that are in dispute based on the lesser of the amount (i) set forth in such Fiscal Year’s Forecast Budget (as defined below) or in the event of any dispute after Fiscal Year 2015, the Approved Annual Budget for the immediately prior Fiscal Year (plus a reasonable increase based on the CPI to allow for inflation, not to exceed 3%); and (ii) the amount set forth in the applicable draft budget. Except as otherwise permitted or required under the Maya Management Agreement and/or the Marriott Management Agreement or as required for Preservation Costs actually incurred by the Company or any Subsidiary, no modification of any item in or aspect of the Approved Annual Budget shall be made without the approval of Managing Member (or the Members, in the event that CW Member is removed as Managing Member) (which approval may be granted or withheld in such Member’s sole and absolute discretion) provided that any and all modifications to the Initial Budget or any subsequent Approved Annual Budget shall require the prior approval of Managing Member (or the Members, in the event that CW Member is removed as Managing Member). For avoidance of doubt, any dispute over the calculation of any amounts set forth in the Initial Budget or any Approved Annual Budget shall be determined in accordance with the procedures set forth in Section 9.13; provided, however, in the event that Managing Member and Manager cannot mutually agree on a specific line item or group, neither Managing Member nor Manager shall have the right to subject such dispute to arbitration under Section 9.13 and the parties sole recourse shall be to revert back to the applicable Forecast Budget or Approved Annual Budget for the immediately prior Fiscal Year as set forth above. Notwithstanding the foregoing, the Members have mutually agreed upon the initial operating budget (prepared on a monthly basis) for the Company and each Subsidiary, including estimated receipts and expenses and other items projected for the operation of the Company, the Hotel Maya and the Residence Inn, as more specifically set forth on Exhibit “D” attached hereto (the “Initial Budget”). The Initial Budget shall apply from the Effective Date through December 31, 2011. In addition, the Members have mutually agreed upon the annual forecasts of the Company and each Subsidiary, including an annual operating budget, and estimated receipts and expenses and other items projected for the operation of the Company, the Hotel Maya and the Residence Inn, as applicable, for Fiscal Years 2012, 2013, 2014 and 2015 each as more specifically set forth on Exhibit “E” attached hereto (each, a “Forecast Budget”);
                    (v) Make payments approved under the Initial Budget or any subsequent Approved Annual Budget; provided, however, all disbursements from the accounts of the Subsidiaries shall require the written approval of an authorized representative of Managing Member (except for disbursements specifically provided for in the Initial Budget or any subsequent Approved Annual Budget); provided further, that Manager shall automatically lose all signature rights at any time upon Manager’s removal pursuant to and in accordance with Section 9.2 (and all such signature rights shall thereupon vest in the replacement Manager or Managing Member, as applicable) and such signature rights of Manager may also be suspended by Managing Member during any period (A) after the delivery of a notice of failure to perform (as set forth in Section 9.2(c)) through the date a final decision or judgment is rendered by the arbitrator (unless Manager is removed, in which case, Manager shall automatically lose all signature rights); or (B) in the event of an Ensemble Member Purchase Default. Each bank or other institution with which any account of the Company is maintained shall specifically recognize the right of Managing Member to add or delete the signature rights of any of the Members. At the request of Managing Member, Manager shall submit to Managing Member on a monthly basis a requisition form, using the Initial Budget or any subsequent Approved Annual Budget as a guide, specifically itemizing proposed expenditures for the succeeding month, together with a report of the checks issued during the previous month;
                    (vi) Supervise the performance of and under (A) the Ground Leases; (B) the DoubleTree Franchise Agreement; (C) the Existing Loan Documents (and any subsequent indebtedness); (D) the Marriott Management Agreement; and (E) any agreements or contracts approved as part of the Initial Budget and each subsequent Approved Annual Budget (the “Approved Contracts”); provided, however, that Manager shall take no action and shall have no rights to act on behalf of Owner under the Maya Management Agreement as such rights are expressly reserved by Managing Member pursuant to Section 9.6;
                    (vii) Obtain and maintain any and all requisite permits, licenses or entitlements necessary for the operation of the Subsidiaries (including, without limitation, for the ownership and operation of the Hotels, all licenses required for the sale and services of alcoholic beverages) and management and maintenance of the Hotels;
                    (viii) Perform all general and administrative services on behalf of the Subsidiaries and in pursuance thereof maintain complete and accurate books of each Subsidiary, showing all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording each Subsidiary’s business and affairs. The books of the Subsidiaries shall be kept on the accrual basis in accordance with the Uniform System for companies of similar size, type, quality and business operations as each respective Subsidiary, and shall be open to inspection and examination by each Member at all reasonable times. Manager shall, if required by any instruments to which the Company or the respective Subsidiary is a party, cause audited financial statements of the applicable Subsidiary’s financial condition as required by the applicable instruments (the cost of which shall be paid by the Company);
                    (ix) Prepare financial statements of each Subsidiary and/or, if requested by any Member, cause audited financial statements of each Subsidiary to be prepared (the cost of which shall be paid by the Company), including, without limitation, financial statements in compliance with the requirements, procedures and terms applicable to the Company pursuant to and in accordance with Section 12.3 (but applied to the respective Subsidiary); and
                    (x) Maintain insurance for the Subsidiaries in accordance with Section 12.6. Manager shall obtain quotes for the insurance coverages appropriate for the activities being conducted at the Hotels from time to time, and prior to the expiration or renewal of any coverages then in effect, with the intention that the insurance obtained and maintained shall be the most favorable to the Subsidiaries, as reasonably determined by Managing Member.
               (b) Necessary Time. Manager will devote such time, effort and skill to the business of the Subsidiaries (or to the business of the Subsidiary owning each Hotel) as Manager reasonably deems necessary.
               (c) Operating Fee. In consideration of the services provided by Manager, the Company shall pay to Manager an annual fee equal to Eighty-Four Thousand Dollars ($84,000) (the “Operating Fee”) payable in equal monthly installments due and owing to Manager on the tenth (10th) business day of each month during the Fiscal Year, provided that, Manager shall receive no other remuneration or reimbursement for costs and expenses incurred in the performance of its duties as Manager, except as expressly permitted under Section 9.7 or as due and owing to Operator under the Management Agreement. Manager shall have no interest in any distributions, profits, losses or other economic interest in the Company whatsoever. Notwithstanding the foregoing, in the event that EHP is terminated or otherwise removed as Operator of the Hotel Maya, the Members agree to meet and discuss in good faith the amount of the Operating Fee payable hereunder and/or the scope of duties required of Manager thereafter.
               (d) Affiliate Transactions. In performing its obligations under this Agreement, Manager from time to time may use the services of one or more Manager Parties, provided that Manager shall fully disclose such affiliation to or interest in such transaction to the Company and neither Manager nor any Manager Parties shall be entitled to any additional fee, charge or other amount payable other than the Operating Fee or any amounts due and owing to Operator under the Management Agreement. Manager hereby covenants and agrees that in the event Manager has entered into any Affiliate Agreement with a Manager Party, that Manager shall promptly notify the Members of any change in the direct or indirect ownership of such Manager Party; provided further, that in the event that such transfer results in the applicable Person no longer qualifying as a Manager Party, the respective Affiliate Agreement will immediately terminate (without penalty) as of the date of such transfer.
          9.4 Approval by Managing Member.

               (a) Notwithstanding Section 9.2, Manager may not take, or permit any Person (including, without limitation, EHP, Marriott or DoubleTree) to take, any of the following actions (the “Major Decisions”) on behalf of the Subsidiaries without the prior written approval of Managing Member:
                    (i) Approve or consent to any binding agreements or contracts (whether written or oral) regarding the Marina Project, including, without limitation, any acquisitions, development plans, budgets or capital improvements;
                    (ii) Except as set forth in the Initial Budget and any subsequent Approved Annual Budget or as required pursuant to the Marriott Management Agreement or the DoubleTree Franchise Agreement, retain or employ, and coordinate the services of, any employees, supervisors, architects, engineers, general contractor, property manager, attorneys and other persons (but expressly excluding accountants) to carry out the business of the Subsidiaries;
                    (iii) Except as set forth in the Initial Budget or any subsequent Approved Annual Budget or as otherwise required pursuant to the terms and conditions of the Marriott Management Agreement, enter into any contract in the name of or for the benefit of the Subsidiaries (A) with liability to the Company or any Subsidiary in excess of Five Thousand Dollars ($5,000) per annum or (B) which is not terminable at will without penalty;
                    (iv) Acquire any real or personal property for the Subsidiaries, except as expressly authorized to acquire pursuant to the Initial Budget or any subsequent Approved Annual Budget or as otherwise required pursuant to the terms and conditions of the Marriott Management Agreement (and except for the sale or disposal of personal property in the ordinary course);
                    (v) Incur any indebtedness of the Subsidiaries or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person, except for: (A) unsecured indebtedness of any kind other than trade debt under incurred under the following clause (B); (B) trade debt incurred in the ordinary course of business not to exceed the amounts set forth in the Initial Budget or any subsequent Approved Annual Budget or, if not included therein, Ten Thousand Dollars ($10,000) with respect to any individual expense or related group of expenses or Fifty Thousand Dollars ($50,000) in the aggregate of all such expenses in any Fiscal Year, and (C) endorsements for deposit or collection of checks, drafts and similar instruments received by the Company in the ordinary course of business;
                    (vi) Issue guaranties on behalf of the Subsidiaries in connection with any Indebtedness;
                    (vii) Sell, transfer or otherwise dispose of any of the assets of the Subsidiaries at any time, (A) except as expressly authorized pursuant to the Initial Budget or any subsequent Approved Annual Budget, and (B) except for the sale or disposal of personal property in the ordinary course (i.e., at the end of such asset’s useful life);
                    (viii) Retain legal counsel for the Subsidiaries or the Hotel in connection with any matter involving an uninsured claim;

                    (ix) Initiate any litigation for more than Five Thousand Dollars ($5,000) on behalf of the Subsidiaries or undertake any course of defense in connection with any litigation brought against the Subsidiaries, or settle any litigation concerning the Subsidiaries;
                    (x) Settle any insurance claim on behalf of the Subsidiaries;
                    (xi) Engage the services of any Person, for a term in excess of thirty (30) days, without a right to terminate (without penalty) upon not more than thirty (30) days notice or, having previously engaged such Person with the approval of Members, dismiss such Person;
                    (xii) Amend, modify or otherwise change the business of the Subsidiaries;
                    (xiii) Except as otherwise required under the Marriott Management Agreement or as required for Preservation Costs actually incurred by any Subsidiary, amend, modify or otherwise change the Initial Budget, any Approved Annual Budget or the Business of any Subsidiary or, except as expressly permitted under this Agreement, incur any expense not set forth in the Initial Budget or any Approved Annual Budget, as applicable;
                    (xiv) Approve or effectuate any program of insurance for the Subsidiaries, the Hotels or any of the foregoing, or permit any policy of insurance insuring the Hotels or any employees thereof or work performed thereat to expire or lapse or the amount thereof to be reduced;
                    (xv) Cause the formation of any corporation or other subsidiary entity owned or controlled by the Subsidiaries;
                    (xvi) Make investments in the name of the Subsidiaries or with any Company funds;
                    (xvii) Commence or take any action in the name of, for or on behalf of either Subsidiary relating in any way to a Bankruptcy;
                    (xviii) Dissolve or liquidate the Subsidiaries;
                    (xix) Admit an additional Member to the Subsidiaries;
                    (xx) Amend the Certificate of Formation for Queensbay LLC, Articles of Organization for Portside LLC, that certain that certain Amended and Restated Operating Agreement of Portside LLC dated October 1, 2007 and/or that certain Second Amended and Restated Limited Liability Company Agreement of Queensbay LLC dated November __, 2007; or
                    (xxi) Approve any insurance program.
               (b) Except as otherwise provided herein, any approval, consent, agreement, or exercise of judgment or other determination to be made by Managing Member, or the exercise of any option, may be made, given, withheld or conditioned in the sole discretion of Managing Member.
          9.5 Approval by Members.
               (a) Notwithstanding anything to the contrary set forth herein, neither Managing Member, Manager nor any of the Members may take any of the following actions (the “Member Decisions”) without the prior unanimous approval of the Members:
                    (i) Except as expressly permitted under Section 10.4, sell or otherwise dispose of either one or both of the Hotels and/or finance or refinance any debt secured by either one or both of the Hotels (an “Act of Sale/Finance”);
                    (ii) Approve or consent to any binding agreements or contracts (whether written or oral) regarding the Marina Project, including, without limitation, any acquisitions, development plans, budgets or capital improvements;
                    (iii) Acquire any real or personal property for the Company, except as expressly authorized to acquire pursuant to the Initial Budget or any subsequent Approved Annual Budget;
                    (iv) Incur any indebtedness of the Company or become liable as an endorser, guarantor, surety or otherwise for any debt obligation or undertaking of any other Person;
                    (v) Issue guaranties on behalf of the Company in connection with any Indebtedness;
                    (vi) Sell, transfer or otherwise dispose of any of the assets of the Company at any time, except as expressly authorized pursuant to the Initial Budget or any subsequent Approved Annual Budget;
                    (vii) Initiate any litigation on behalf of the Company or undertake any course of defense in connection with any litigation brought against the Company, or settle any litigation concerning the Company;
                    (viii) Except as otherwise required for Preservation Costs actually incurred by the Company, amend, modify or otherwise change the Initial Budget, any Approved Annual Budget or the Business of the Company or, except as expressly permitted under this Agreement, incur any expense not set forth in the Initial Budget or any Approved Annual Budget, as applicable;
                    (ix) Cause the formation of any corporation or other subsidiary entity owned or controlled by the Company;

                    (x) Make investments in the name of the Company or with any Company funds;
                    (xi) Commence or take any action in the name of, for or on behalf of the Company relating in any way to a Bankruptcy;
                    (xii) Dissolve or liquidate the Company except as expressly required or permitted pursuant to Section 11;
                    (xiii) Admit an additional Member to the Company except as otherwise permitted pursuant to Section 10;
                    (xiv) Amend the Articles of Organization or this Agreement;
                    (xv) Settle any insurance claims; or
                    (xvi) Approve any insurance program.
               (b) Except as otherwise provided herein, any approval, consent, agreement, or exercise of judgment or other determination to be made by the Members, or the exercise of any option, may be made, given, withheld or conditioned in the sole discretion of the Members.
          9.6 Hotel Maya. The Members hereby acknowledge and agree that, notwithstanding the Major Decisions set forth in Section 9.4, so long as the manager of the Hotel Maya (“Operator”) is EHP or any other Affiliate of Ensemble Member, CW Member shall have the unilateral right to exercise the rights and/or the taking of any action or the omission to take any action, and/or the negotiation of any amendments, on behalf of the Company or its Subsidiaries as “Owner” pursuant to and in accordance with the Maya Management Agreement (subject to all limitations and obligations on the part of “Owner”) and to enforce and/or terminate the Maya Management Agreement pursuant to the terms thereof (including, without limitation, the unilateral right to extend the term of the Management Agreement in accordance with Section 2.2 or terminate the Management Agreement for Operator’s failure to meet the requirement of the Performance Test (as defined in the Management Agreement)). Upon any termination of the Maya Management Agreement, CW Member shall no longer have the right to make unilateral decisions on behalf of the Company or its Subsidiaries as “Owner” under the Maya Management Agreement and CW Member shall promptly select a bona fide third party as a replacement Operator (which selection shall be made by CW Member in its sole but reasonable discretion). For avoidance of doubt, except as set forth in this Section 9.6, CW Manager may not take, or permit any Person to take, any action or prevent any action from being taken on behalf of the Company or its Subsidiaries as “Owner” under the Maya Management Agreement that would otherwise require the prior unanimous approval of the Members as a Member Decision under Section 9.5.
          9.7 Remuneration of Manager and the Members. Except as expressly permitted under this Agreement, including, without limitation, (i) the Operating Fee payable to Manager; (ii) such reasonable and customary out-of-pocket costs as may be incurred by an Affiliate of either Member, as applicable, in connection with performing accounting functions or otherwise maintaining the books and records of the Company pursuant to Section 12; and (iii) the management fee and any and all other amounts payable to Operator pursuant to the Maya Management Agreement, no Member shall be entitled to any fees, commissions, payments or other remuneration for any services rendered to or for the Company or be reimbursed for any overhead expenses (including, without limitation, rent, utilities, property taxes, insurance premiums, general administrative expenses, salaries or other compensation to employees, etc.) of any Affiliate of such Member; provided, however, that Managing Member, Manager, a Member, or an Affiliate of a Member may be reimbursed for third-party out-of-pocket costs and expenses, at cost, without mark-up or profit, reasonably incurred in connection with performing its duties under this Agreement (which third-party cost shall include, but shall not be limited to, reasonable travel expenses to be governed by a travel policy to be agreed upon between the Members).
          9.8 Member Approval. No annual or regular meetings of the Members are required to be held. However, if such meetings are held, such meetings shall be noticed, held and conducted pursuant to the Act. In any instance in which the approval of the Members is required under this Agreement, such approval may be obtained in any manner permitted by the Act. Unless otherwise provided in this Agreement, approval of the Members shall mean the unanimous written approval of the Members.
          9.9 Liquor License. The determination to obtain those licenses, consents or other approvals required by the State of California Department of Alcoholic Beverage Control (the “ABC”) or otherwise that may be necessary for the Company or its Subsidiaries to obtain a liquor license at the Hotels (the “Liquor Licenses”) shall be a Member Decision; provided, however, CW Member may elect at any time to transfer the Liquor Licenses from either or both of the current holders of the Liquor License (e.g., EHP and Marriott) to the Company or its Subsidiaries and cause the Company or its Subsidiaries to apply for the Liquor Licenses by taking any and all actions and filing all necessary applications and/or disclosure forms or other information required by the ABC in connection with obtaining one or both of the Liquor Licenses; provided, further, if (i) the application and/or disclosure process is impossible or creates an unreasonable and/or impractical burden on the Members or their respective constituent members, partners, shareholders or other direct and indirect owners thereof (including, without limitation, requiring disclosures or applications from any Person having a direct interest in the REIT and/or any executives or board members of CWI); or (ii) the Company is unable to obtain or subsequently loses any Liquor Licenses, or fails to obtain temporary licenses pending the permanent transfer of the Liquor Licenses from the current Liquor License licensees to the Company or its Subsidiaries which in any case arises because of a Member’s or its Affiliate’s inability to obtain qualification or the necessary licenses, consents or other approvals required by the ABC, then in either event, the Members may elect to (A) abstain from acquiring the Liquor License and transferring the same from the current Liquor License licensees; or (B) form a wholly owned subsidiary or other affiliated ownership structure controlled by one or more of the Members or their respective Affiliates (“LiquorCo”) that will apply for and hold the Liquor License(s) in lieu of the Company. In the event that the Members approve the formation of LiquorCo pursuant to clause (ii) of the prior sentence, the Company will enter into an agreement with LiquorCo that will permit the sale of liquor at the applicable Hotel, to the extent legally permissible and on terms and conditions reasonably acceptable to the Members.

          9.10 Marina Project. The Members acknowledge and agree that a portion of the undeveloped Land could be used to develop, own and operate (including, without limitation, sales and rental operations) a marina and attendant facilities (the “Marina Project”). The election of whether or not to develop the Marina Project shall be a Member Decision and any development budgets, plans and specifications, or any other decisions in connection with the development, ownership or operation of the Marina Project shall be a Member Decision unless expressly agreed otherwise by the Members.
          9.11 Guarantees; Refinancing.
               (a) The Members acknowledge and agree that Ensemble Member will assume all liability under the Torrey Pines Guarantees and Ensemble Member (and not the Company, the Subsidiaries or CW Member) will be responsible for any and all amounts due and otherwise owing by the Company thereunder, and Ensemble Member hereby covenants and agrees to indemnify, defend and hold harmless the Company and/or its Subsidiaries and CW Member from and against any Claims or Losses resulting from the Torrey Pines Guarantees; provided, however, in the event that Ensemble Member incurs any recourse liability under the Torrey Pines Guarantees which is incurred as the direct result of CW Member’s unilateral act in breach of this Agreement, Ensemble Member shall not be liable under this Section 9.11(a) and CW Member agrees to indemnify, defend and hold harmless the Company and/or its Subsidiaries and Ensemble Member from and against any Claims or Losses resulting such breach.
               (b) The Members shall use commercially reasonable efforts to refinance the Maya Mortgage Loan with a lender approved by the Members and upon commercially reasonable terms and conditions, including, without limitation, (i) interest rates and amortization equal to or better than that which exists under the Maya Mortgage Loan; (ii) the DSCR on the loan in question (and any approved secondary financing) is equal to or greater than 1.5:1.0 at the time of such refinancing; (iii) the lender providing such refinancing is an institutional lender; and (iv) neither the Company nor any Member or their Affiliates are required to provide a recourse (excluding a non-recourse carve-out) guarantee; provided, however, notwithstanding the foregoing, the terms and conditions of the underlying loan documents in connection with any such refinancing and any additional terms of refinancing shall be subject to the review and approval of the Members (which approval may be granted or withheld be either Member in their sole and absolute discretion). In the event the Company does not refinance and the Company elects to extend the Maya Mortgage Loan, Ensemble Member shall cause all of the Existing Guarantees to remain in full force and effect for the term of any extension in connection with any extension(s) of the maturity date of that certain Promissory Note dated January 24, 2011 executed in connection with the Maya Mortgage Loan.
               (c) The Members acknowledge and agree that the Company may be required, as a condition to obtaining financing, refinancing or other indebtedness, to provide a guaranty of non-recourse obligations and/or other issues generally guaranteed in connection with obtaining such financing, refinancing or other indebtedness; provided, however, in no event shall either Member or their respective Affiliates be required to execute any recourse guarantees in connection therewith. Notwithstanding the foregoing, in the event that the Company is required to provide a non-recourse carve-out guarantee as contemplated in this Section 9.11, such guarantee shall be provided by Ensemble Member and CW Member on a several basis, with each

Member responsible for its pro rata share of the aggregate obligations under such guarantee based upon each Member’s Participation Percentage; provided, however, that if a lender requires a guaranty to be joint and several, each of Ensemble Member’s and CW Member’s proportionate liability under such guarantee (“Proportionate Share of Liability”) shall be in the same proportion as such Member’s Participation Percentage (“Guarantee Obligation”), subject to Section 9.11(c).
               (d) If either Ensemble Member or CW Member pays a Guarantee Obligation in excess of its respective Proportionate Share of Liability (the “Overpaying Guarantor”) because either (1) Ensemble Member or CW Member funds a Guarantee Obligation pursuant to the applicable guarantee when such Member’s actual obligation pursuant to this Section 9.11 is less than the amount paid, or (2) one Member fails to fund its Proportionate Share of Liability under a Guarantee Obligation, such Overpaying Guarantor shall be entitled to reimbursement from the other guarantor in the amount of thereof.
               (e) Notwithstanding the foregoing, to the extent that payment of a Guaranty Obligation is due to the fault of one Member or its Affiliate, the guarantor on behalf of the Member or such Member’s Affiliate (i.e., Ensemble Member on behalf of Manager) at fault shall be responsible to pay the percentage of such Guarantee Obligation equal to the percentage of fault of the party at fault.
          9.12 Pre-Existing Obligations of Ensemble Member.
               (a) Ensemble Member hereby represents, warrants and covenants that the following liabilities and obligations (the “Retained Liabilities and Obligations”) shall be retained and accrued by Ensemble Member and Ensemble Member shall promptly and diligently execute the Retained Liabilities and Obligations to completion and Ensemble Member hereby unconditionally and irrevocably agrees to reimburse and, further, indemnifies, defends and holds CW Member, the Company and its Subsidiaries harmless against any and all Claims resulting from its failure to do so and/or if the Company and/or its Subsidiaries undertakes to do the same:
                    (i) pay any and all reassessment taxes which become due and owing by Queensbay LLC and/or Portside LLC in connection with the Hotel Maya and the Residence Inn, respectively, which relate to periods prior to the Effective Date (whether due and owing prior to the Effective Date or thereafter assessed retroactively to the period prior to the Effective Date) (the “Supplemental Taxes”);
                    (ii) provide an addressable fire alarm system in the Hotel Maya guestrooms by completing the addition of new devices which communicate with the existing primary fire alarm panel, all in accordance with terms of the property improvement plan required under the DoubleTree Franchise Agreement (the “DoubleTree PIP”), to be completed on or before the completion dates set forth in the DoubleTree PIP, the estimated cost of which is approximately One Hundred Fifty Thousand Dollars ($150,000);
                    (iii) parking lot repairs and maintenance at the Hotel Maya including (A) providing a 1” overlay on specified parking lot areas; (B) resurfacing the parking lot with one (1) coat of slurry seal; and (C) restriping the parking lot, all in accordance with terms of the DoubleTree PIP and each to be completed on or before the completion dates set forth in the DoubleTree PIP, the estimated cost of which is approximately Sixty Thousand Dollars ($60,000);
                    (iv) renovation of the breakfast buffet at the Hotel Maya to meet the requirements of the DoubleTree PIP, provided that such renovation requirements may be satisfied by either (A) constructing a new breakfast buffet; or (B) proving a modular and mobile breakfast buffet alternative which is acceptable to DoubleTree, in either case, to be substantially completed on or before the completion dates set forth in the DoubleTree PIP, the estimated cost of which is approximately Fifteen Thousand Dollars ($15,000); and
                    (v) implement the new exterior signage program as required under the DoubleTree Franchise Agreement to be substantially completed on or before the completion dates set forth in the DoubleTree PIP, the estimated cost of which is approximately Thirty-Five Thousand Dollars ($35,000).
               (b) On the Effective Date, Ensemble Member shall deposit the amount of Two Hundred Sixty Thousand Dollars ($260,000) into the Company capital expenditure reserve for the purpose of fulfilling the Retained Liabilities and Obligations (excluding the Supplemental Taxes) (the “Retained Liability Reserve Funds”). Ensemble Member shall have authority to make withdrawals from the Retained Liability Reserve Funds to fund completion of the Retained Liabilities and Obligations (excluding the Supplemental Taxes), provided that, if the balance of the Retained Liability Reserve Funds is greater than the actual assessment, such excess amount shall be refunded to Ensemble Members (and not to the Company or CW Member), and alternatively, if the then current balance of the Retained Liability Reserve Funds is less than the actual costs necessary to complete the Retained Liabilities and Obligations (excluding the Supplemental Taxes), such shortfall shall be paid by Ensemble Member (at Ensemble Member’s sole cost and expense and not as a cost to or reimbursement from the Company or CW Member). In the event that Ensemble Member fails to fulfill any of the Retained Liabilities and Obligations by the milestone dates set forth above, Managing Member shall deliver written notice of such failure to Ensemble Member and Ensemble Member shall have ten (10) business days thereafter to satisfy the applicable Retained Liability and Obligation or the Members hereby acknowledge and agree that Managing Member shall have the right (but not the obligation) to take any and all actions reasonably necessary to complete such Retained Liability and Obligation on behalf of the Company and to make any and all draws on the Retained Liability Reserve Funds (or seek direct reimbursement from Ensemble Member) to pay for the costs thereof. The Retained Liability Reserve Funds or any additional amounts directly funded by Ensemble Member in connection with its fulfillment of the Retained Liabilities and Obligations shall not be treated as an additional Capital Contribution by Ensemble Member.
               (c) Notwithstanding the foregoing, Ensemble Member has previously established a separate reserve account as required by Marriott for the payment of the Supplemental Taxes relating to Portside LLC or the Residence Inn (the “Reassessment Tax Reserve”). In the event that the Company, Portside LLC or Marriott receives a final assessment of the Supplemental Taxes due and owing on the Residence Inn, such amounts required thereunder shall be paid with the funds reserved in the Reassessment Tax Reserve, provided that, if the balance reserved in the Reassessment Tax Reserve is greater than the actual assessment, such excess amount shall be refunded to Ensemble Member (and not to the Company), and alternatively, if the balance reserved in the Reassessment Tax Reserve is less than the actual assessment, such shortfall shall be paid by Ensemble Member (at Ensemble Member’s sole cost and expense and not as a cost to or reimbursement from the Company) and shall not be treated as an additional Capital Contribution by Ensemble Member.
          9.13 Dispute Resolution.
               (a) In the event that the Members are unable to mutually agree on any dispute which expressly provides for resolution under this Section 9.13, such dispute shall be settled as follows:
                    (i) The Members shall work together in good faith and a spirit of mutual cooperation to attempt to resolve the applicable arbitrable dispute for a period of ten (10) business days after notice from one Member to the other referencing this Section 9.13(a)(i) (the “Discussion Period”); and
                    (ii) If within such thirty (30) calendar days the Members fail to resolve the applicable arbitrable dispute, then either Member may promptly thereafter file an arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and upon the issuance of a judgment on the award rendered by the arbitrator(s) thereunder, such judgment may be entered in any court having jurisdiction thereof. All arbitration proceedings and hearings shall occur in Los Angeles, California.
     For avoidance of doubt, any failure by Managing Member to approve a Major Decision, or a failure by either Member to approve a Member Decision, shall not constitute a dispute for which arbitration under this Section 9.13 is available.
               (b) Within ten (10) days after the commencement of arbitration, the parties shall attempt to mutually agree upon a single person to act as arbitrator. If the parties cannot agree on a single arbitrator within such ten (10) day period, then, within twenty (20) days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within five (5) days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. Should this selection procedure fail for any reason, the arbitrators shall be appointed as provided in the Commercial Arbitration Rules of the American Arbitration Association. The arbitrator(s) selected should be competently knowledgeable in the subject matter of the dispute.
               (c) The arbitrator(s) shall award reasonable attorneys’ fees and expenses to the prevailing party. The arbitrator(s) shall make its/their determination in accordance with the laws of the State of California. The arbitrator(s) shall make specific, written findings of fact and conclusions of law. The commencement of any arbitration proceedings shall in no event prohibit or otherwise adversely affect the rights of any Member to initiate and close a Transfer, right of first offer, buy-sell or any other rights under Section 10.

               (d) A party may apply to the arbitrator(s) seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. A party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitration tribunal (or pending the arbitration tribunal’s determination of the merits of the controversy).
               (e) Each party to this Agreement agrees that it may be joined as an additional party to an arbitration involving other parties to this Agreement. If more than one arbitration is begun under this Agreement and any party contends that two or more arbitrations are substantially related and that the issues should be heard in one proceeding, the arbitrator(s) selected in the first-filed of such proceedings shall determine whether, in the interests of justice and efficiency, the proceedings should be consolidated before those arbitrator(s).
               (f) The filing of an arbitration proceeding by any Member shall not at any time prohibit, limit or otherwise adversely affect the rights of either Member to deliver a Buy-Sell Notice and exercise its rights under Section 10.4.
          9.14 Execution of Documents. Except as otherwise expressly set forth in this Agreement (including, but not limited to, Sections 9.4 and 9.5), each check, contract, deed, lease, promissory note, deed of trust, escrow instruction, bond, release or any other documents of any nature whatsoever, in any way pertaining to a Subsidiary, or on behalf of the Subsidiary, shall be signed by Manager, Managing Member or the person or persons designated from time to time by either, provided that, the Members agree and acknowledge that CW Member shall have the sole authority to take all actions and issue any such documents and have signing authority on behalf of (i) Queensbay LLC, as operating lessor, under the Maya Operating Lease; and (ii) upon the expiration, termination or assignment of the Maya Operating Lease, Queensbay LLC or TRS (as applicable), as owner, in connection with any and all matters under the Maya Management Agreement. Manager and Managing Member shall have the authority (on behalf of TRS) to sign all documents required to be signed under the Marriott Management Agreement; provided, however, either such party must obtain the prior written consent of the Members with respect to any Major Decisions or Member Decisions.
          9.15 Other Ensemble Member Liability.
               (a) Ensemble Member shall have sole liability for, and the obligation to pay as an out-of-pocket cost of Ensemble Member (with no obligation of the Company or CW Member to pay such amounts and no such payment by Ensemble Member shall be considered a Capital Contribution by Ensemble Member for purposes of this Agreement or increase Ensemble Member’s Capital Account), any and all state transfer taxes imposed on the Hotels as the result of the transactions contemplated under the Contribution Agreement and the Members acquisition of their respective Membership Interests under this Agreement.
               (b) The Company shall be responsible for the payment of any reassessment taxes assessed against the Hotel Maya, the Residence Inn, Queensbay LLC and/or Portside LLC applicable to the period of time from and after the Effective Date, including any reassessment (i) resulting from repairs, improvements and/or new construction at the Hotels; (ii)

pursuant to Article 13A of the Constitution of the State of California, as the result of the transactions contemplated under the Contribution Agreement and the Members’ acquisition of their respective Membership Interest under this Agreement (collectively, “Post-Closing Reassessment Taxes”); provided, however, the Company’s obligations for such Post-Closing Reassessment Taxes which are directly attributable to Portside LLC and/or the Residence Inn shall be capped at Three Hundred Thousand Dollars ($300,000) (the “Residence Reassessment Cap”), and the Members hereby acknowledge and agree that in the event that Post-Closing Reassessment Taxes attributable thereto exceed the Residence Reassessment Cap, that Ensemble Member shall have the sole obligation to timely pay any and all amounts in excess of the Residence Reassessment Cap as an out-of-pocket cost of Ensemble Member (with no obligation of the Company or CW Member to pay such amounts and no such payment by Ensemble Member shall be considered a Capital Contribution by Ensemble Member for purposes of this Agreement or increase Ensemble Member’s Capital Account). For avoidance of doubt, Ensemble Member shall pay any and all Supplemental Taxes pursuant to and in accordance with Section 9.12(a) of this Agreement.
               (c) Concurrently with the execution of this Agreement, Ensemble Member has deposited cash with the Company in the amount of One Hundred Seventy-Five Thousand Dollars ($175,000) (the “TOT Shortfall Reserve”). The TOT Shortfall Reserve shall be used as working capital by the Company and shall not be treated as an additional Capital Contribution by Ensemble Member.
          9.16 Liability/Indemnification.
               (a) Managing Member and Manager, and their respective Affiliates, and their respective partners, members, shareholders, other principals, directors, officers, employees, agents and other representatives (collectively, the “Managing Parties”) shall not be liable, responsible or accountable, in damages or otherwise, to any Member or to the Company for any act performed by them within the scope of the authority conferred upon them by this Agreement, except for fraud, willful misconduct or gross negligence. The Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Managing Parties harmless for any act performed by them within the scope of the authority conferred upon them, except for (i) fraud; (ii) willful misconduct; (iii) gross negligence; or (iv) acts or omissions which are beyond the scope of its authority hereunder (and which were taken without a good faith belief the same were within such scope of authority hereunder). Except to the extent that any Member incurs loss or damage caused by the act or omissions under clauses (i) through (iv) above, the Company shall, out of Company assets (but not the assets of any Members), indemnify and hold the Ensemble Parties and the CW Parties harmless from and against any personal loss or damage incurred by them arising from any act performed by them for and on behalf of the Company or any Subsidiary or arising out of any business of the Company or any Subsidiary.
               (b) The representations and warranties set forth in Section 3.1.1 through and including Section 3.1.45 of the Contribution Agreement are hereby incorporated by reference into this Agreement and Ensemble Member hereby reaffirms and makes such representations and warranties to, and for the benefit of, the Company and CW Member, as of the Effective Date; provided, however, CW Member acknowledges that the representations and warranties set forth in Sections 3.1.19, 3.1.23, 3.1.31 and 3.1.33 through 3.1.45 shall only survive for a period of twelve (12) months after the Effective Date.
               (c) Ensemble Member acknowledges, covenants and unconditionally, absolutely and irrevocably agrees to appear, indemnify, protect, defend and hold harmless, as well as reimburse, CW Member and its Affiliates and their respective parents, Affiliates, shareholders, officers, directors, members, partners, trustees, agents, representatives and employees (collectively, the “Related Parties”) to the fullest extent provided by law, from and against, and for, any and all liability, claims, acts, actions, causes of actions, claims for relief, judgments, executions, counts, suits, proceedings, demands, lawsuits, claims of indemnity, expenses, pre-litigation procedures, accounts, reckonings, controversies, or any combination of the same, of any nature whatsoever, whether at law or equity, whether arising out of, from or under foreign, Federal, state, and/or local law, statute, ordinance, regulation, common law, or any other source of law, whether sounding in contract or tort, or pursuant to statutory remedy, brought by or otherwise commenced on behalf of any third party, including, without limitation, the Lenders (collectively, “Claims”), and all actual, out-of-pocket and/or, subject to the terms of this Agreement, economic damages, liabilities, any amounts reasonably incurred to settle any Claims, and losses (including, without limitation, reasonable attorneys’ fees and costs, including litigation expenses incurred successfully defending allegations of intentional misconduct) (collectively, “Losses”) (but in all cases without duplication with respect to any and all payments made by or on behalf of Ensemble Member or its Affiliate for a breach or default under the Contribution Agreement) actually incurred by the Company, any Subsidiaries, CW Member, or any Related Parties as a direct result of such Claims to the extent such Claims and Losses resulted from (i) except as otherwise disclosed to CW Member on any Exhibit or Schedule attached to the Contribution Agreement or as set forth in the Property Condition Reports prepared on behalf of the Company, the events giving rise to which occurred prior to the Effective Date; (ii) Ensemble’s failure to timely pay the Supplemental Taxes or those amounts on account of the Post-Closing Reassessment Taxes which are in excess of the Residence Reassessment Cap and/or otherwise fulfill the Retained Liabilities and Obligations; (iii) Ensemble’s failure to timely pay any documentary transfer tax and/or other tax liability pursuant to Sections 9.12(a) or 9.15(a); and (iv) any (x) breach or default of the representations and warranties incorporated by reference in Section 9.16(b) above, or (y) failure of the Original Members (as “Ensemble Members” under the Contribution Agreement) or Ensemble Member to satisfy their respective indemnity and reimbursement obligations under the Contribution Agreement and/or this Section 9.16, respectively, or (z) any other breach or default of the Contribution Agreement (collectively, the “Indemnity Obligations”); provided, however, that any and all obligations and liabilities for recurring costs and expenses (e.g., utilities, taxes, insurance premiums and other goods and services provided or delivered to the Hotels, the Company and/or its Subsidiaries prior to the Effective Date) that are prorated under the Contribution Agreement shall not be deemed Indemnity Obligations and shall be treated as provided in the Contribution Agreement.
               (d) For avoidance of doubt, subsection (i) of the definition of Indemnity Obligations is intended to create liability only with respect to those liabilities of the Company and/or its Subsidiaries or to which the Company and/or its Subsidiaries and/or CW Member or its Related Parties becomes subject to that exist solely because the transaction was structured as an acquisition of a Membership Interest in the Company instead of a purchase by a newly-created limited liability company comprised of Ensemble Member and CW Member (“Special Purpose Entity”) of a one hundred percent (100%) fee interest in the Hotels (subject to the Ground Leases, the Existing Loans and any and all Approved Liabilities (as defined in the Contribution Agreement)) under, and on an “as is, where is” basis, with no representations and warranties other than the representations and warranties contained in, and as limited under, Sections 3.1.19, 3.1.23, 3.1.31 and 3.1.33 through 3.1.45 of the Contribution Agreement. For example, if a Claim is made against the Company and/or its Subsidiaries before or after the Effective Date in connection with an alleged physical assault of a hotel guest that occurred at the Hotel Maya prior to the Effective Date, or if a Claim is made against the Company or Queensbay LLC because of a contract entered into by Queensbay LLC prior to the Effective Date that was not an Approved Liability (as defined in the Contribution Agreement) (and whether or not resulting in a breach of the representations and warranties set forth in the Contribution Agreement and incorporated by reference herein), any and all Losses of the Company or its Subsidiaries (or indirectly incurred by CW Member as a member of the Company) would be included in the Indemnity Obligations, whether or not the occurrence of the physical assault or the existence of the contract was known by the Company or its Subsidiaries as of the Effective Date (and whether or not resulting in a breach of the representations and warranties set forth in the Contribution Agreement and incorporated by reference herein), since CW Member would not have incurred such Losses had it acquired its interest in the Hotels as an asset instead of a Membership Interest in the Company (i.e., since CW Member would not have been liable for assaults or contracts entered into by a seller before the purchase of an asset except and only to the extent CW Member would have expressly assumed those obligations and liabilities). On the other hand, if a Claim is made against the Company and/or its Subsidiaries as a result of the encroachment of the Hotel Maya onto adjacent land or if a Claim is made against the Company or its Subsidiaries involving the physical or environmental condition of the Hotel Maya, and so long as the encroachment or condition did not result in a breach of any representations or warranties set forth in the Contribution Agreement and incorporated by reference herein, any and all Losses incurred by CW Member in connection therewith would not be included in the Indemnity Obligations since CW Member would have incurred such Losses even if it acquired a one hundred percent (100%) fee interest in the Hotels as an asset instead of a Membership Interest in the Company (i.e., since CW Member would have been liable for the condition of an asset in an “as is” sale provided the same did not result in a breach of the representations and warranties set forth in the Contribution Agreement and incorporated by reference herein). Notwithstanding the foregoing, this Section 9.16(d) shall only apply to the Indemnity Obligations and not to a mere breach and/or other default under this Agreement. Except as expressly set forth in this Agreement or the Contribution Agreement, in no event shall Ensemble Member have any responsibility or liability for any tax consequences suffered or incurred by CW Member and/or any of the Related Parties as a result of the structuring of CW Member’s contribution as an acquisition of a membership interest rather than an asset acquisition.
               (e) An indemnitee (an “Indemnitee”) who desires to make a Claim against an indemnitor (an “Indemnitor”) under this Section 9.16 shall notify the Indemnitor of the claim, demand, action or right of action which is the basis of such Claim within twenty (20) calendar days of discovering such claim, and shall give the Indemnitor a reasonable opportunity to participate in the defense thereof. Failure to give such notice shall not affect the Indemnitor’s obligations hereunder, except to the extent of any actual prejudice resulting therefrom. Any cash distributions to which the Indemnitor would otherwise be entitled under this Agreement shall be reduced by any amounts the Indemnitor is required to pay pursuant to this Section 9.16, and instead shall be paid to the Indemnitee entitled to indemnity, up to the full amount of the indemnity obligation.
               (f) Notwithstanding anything to the contrary set forth in the Contribution Agreement or this Agreement, if any event gives rise to an Indemnity Obligation (including, without limitation, any (i) breach or default of the representations and warranties incorporated by reference in Section 9.16(b) above; or (ii) failure of the Original Members (as “Ensemble Members” under the Contribution Agreement) or Ensemble Member to satisfy their respective indemnity and reimbursement obligations under the Contribution Agreement and/or this Section 9.16, respectively), CW Member shall have the right to exercise all rights and remedies available at law or in equity with respect thereto (including, without limitation, the right to recover actual, consequential or other damages, the right to offset and retain for its own right and benefit any and all amounts to be distributed, paid, reimbursed, and/or advanced to Ensemble Member under this Agreement and/or the limited liability agreements under which the Subsidiaries were formed; provided, however, notwithstanding anything to the contrary in this Agreement or elsewhere, in no event shall either Member be liable for any claim for opportunity costs resulting from the transactions set forth in this Agreement (in avoidance of doubt, any Claim for Losses by CW Member shall include any actual value of the Hotels that is permanently lost (to the extent such Losses can be reasonably measured) as a result of any matters for which Ensemble Members would be liable or CW Member would otherwise be indemnified for under this Agreement).
     10. RESTRICTIONS ON TRANSFER; NEW MEMBERS.
          10.1 Limitations on Transfers. Except as set forth in Sections 10.2, 10.3 and 10.4, no Member shall for any reason, whether voluntarily, involuntarily or by operation of law, Transfer all or any of such Member’s Membership Interest, without the prior unanimous written consent of the Members. Any Transfer not expressly permitted in this Agreement shall be null and void and of no legal effect. A transferee of a Membership Interest shall have the right to become a substitute Member only if (i) unanimous consent of the Members is given; (ii) such Person executes an instrument satisfactory to Managing Member accepting and adopting the terms and provisions of this Agreement; and (iii) such Person pays any reasonable expenses in connection with such Person’s admission as a substitute Member. The admission of a substitute Member shall not release the Member who assigned the Membership Interest from any liability that such Member may have to the Company.
          10.2 Permitted Transfers. Notwithstanding anything to the contrary set forth in Section 10.1, the Members hereby consent to any Transfer to a Permitted Transferee. For avoidance of doubt, with respect to CW Member, any encumbrance, gift, assignment, pledge, hypothecation, sale or other transfer, by operation of law or otherwise, of all or any direct or indirect interest in CWI by the respective direct and/or indirect owner in CWI shall not be deemed a Transfer under this Agreement and shall be permitted without the consent of any Member.
          10.3 Right of First Refusal on Transfer.

               (a) Except for the case of a Transfer to a Permitted Transferee and, with respect to CW Member, any Transfer by the direct or indirect owner in CWI, a Member (the “Selling Member”), upon receiving a bona fide offer, whether written or oral, by a third party to acquire all or any portion of such Selling Member’s Membership Interest which the Selling Member is willing to accept, or upon making a bona fide offer, whether written or oral, to a third party to sell, Transfer or assign all or any of the Selling Member’s Membership Interest (either of such types of offers is referred to herein as the “Offer”), shall give written notice thereof (the “Sale Notice”) to the Company and the other Member (the “Offered Member”). The Sale Notice shall specify:
                    (i) The portion of and identity of the Membership Interest proposed to be Transferred (the “Offered Interest”);
                    (ii) The identity of the proposed transferee;
                    (iii) The consideration to be received for the Offered Interest (including the value of any non-monetary consideration and the method for determining such value); and
                    (iv) The terms and conditions upon which the Selling Member intends to make the Transfer.
The Sale Notice shall be accompanied by a true and complete copy of the Offer, if it is written, and shall constitute an offer by the Selling Member to Transfer the Offered Interest to the Offered Member as more fully set forth below.
               (b) The Offered Member shall have the right to purchase all (and only all) of the Offered Interest at a price equal to the price (the “Offered Price”), and upon such other terms set forth in the Offer. The Offered Member may exercise its right to purchase only by giving written notice thereof to the Selling Member (the “Acceptance Notice”), within thirty (30) days after the date on which the Offered Member received the Sale Notice.
               (c) If the Offered Member does not accept the Offer by the end of the thirty (30) day period, then notwithstanding this Section 10.3, the Selling Member shall have the right, within six (6) months, to sell the Offered Interest to another transferee, subject to the prior written consent of the other Member(s) pursuant to Section 10.1 and the other requirements of Section 10.1, on terms that are not materially less favorable than contained in the Offer. In the event that the Offered Member elects to purchase the Offered Interest, the Offered Member shall complete such purchase and pay the Offered Price no later than ninety (90) days after Selling Member’s timely receipt of the Acceptance Notice.
          10.4 Impasse; Forced Sale and Buy/Sell.
               (a) Hotel Maya.
                    (i) At any time after December 31, 2013 (the “Lock-Out Period”), but before that date on which the Company receives written notice from DoubleTree certifying that DoubleTree Buy/Sell Conditions have been satisfied in full (such date hereinafter referred to as the “CW Election Period (Hotel Maya)”), in the event that the Members are unable to agree on any proposed Act of Sale/Finance (an “Impasse”) with respect to the Hotel Maya or the Maya Mortgage Loan (or any replacement debt secured by the Hotel Maya), CW Member shall have the right, (A) subject to the Hotel Maya ROFO (as defined below), to unilaterally elect sell the Hotel Maya on behalf of the Company; or (B) subject to the Refinance Requirements, unilaterally elect to finance or refinance the Maya Mortgage Loan (or any replacement debt secured by the Hotel Maya). Notwithstanding anything to the contrary set forth in this Agreement, CW Member and Ensemble Member agree to use their respective good faith efforts to satisfy the DoubleTree Buy/Sell Conditions as soon as reasonably possible.
                    (ii) In the event that CW Member exercises its rights under this Section 10.4(a)(i) and intends to sell or otherwise dispose of the Hotel Maya on behalf of the Company, then CW Member shall first give Ensemble Member the opportunity to purchase the Hotel Maya (the “Hotel Maya ROFO”) by delivering written notice of its intent to sell to Ensemble Member (the “ROFO Notice”). Ensemble Member shall have the right, but not the obligation, to elect to purchase the Hotel Maya by delivering written notice thereof (the “Purchase Notice”) to CW Member within thirty (30) days (the “ROFO Election Period”) after receipt by Ensemble Member of the ROFO Notice, which Purchase Notice shall contain the specific terms and conditions upon which Ensemble Member would purchase the Hotel Maya (the “Offer Terms”), including, without limitation, Ensemble Member’s proposed gross purchase price (the “Proposed Purchase Price”) and all customary representations, warranties, and indemnities to be made by the Company and CW Member. In the event that Ensemble Member fails to timely notify CW Member on or before the expiration of the ROFO Period or Ensemble Member elects not to exercise the Hotel Maya ROFO, CW Member (on behalf of the Company and/or Queensbay LLC) shall thereafter have the right to sell the Hotel Maya or the Company’s interests in Queensbay LLC to any bona fide third-party (a “Third Party Purchaser”) at any time within a six (6) month period following the expiration of the ROFO Election Period; provided, however, that if the Third Party Purchaser intends to pay a gross cash purchase price (the “Third Party Purchase Price”) that is less than ninety-eight percent (98%) of the Proposed Purchase Price, CW Member shall be obligated to re-offer the Hotel Maya to Ensemble Member for the Third Party Purchase Price in writing (the “Re-Offer Sale Notice”), in which case, Ensemble Member shall then have the right, but not the obligation, to elect to purchase the Hotel Maya at the Third Party Purchase Price by delivering, within ten (10) days (the “Re-Offer Election Period”) after the receipt by Ensemble Member of the Re-Offer Sale Notice, (A) written notice thereof to CW Member; and (B) a letter or other statement signed by a bank or trust company confirming that Ensemble Member has deposited with such bank or trust company the amount of Five Hundred Thousand Dollars ($500,000) (collectively, the “Re-Offer Purchase Notice”). If Ensemble Member fails to timely deliver the Re-Offer Purchase Notice within the Re-Offer Election Period, then Ensemble Member shall be deemed to have declined its right to exercise the Re-Offer Sale Notice and CW Member (on behalf of the Company and/or Queensbay LLC) shall have the right to sell the Hotel Maya or the Company’s interests in Queensbay LLC to the aforementioned Third Party Purchaser for the Third Party Purchase Price or to any other bona fide third-party without the obligation to re-offer the Hotel to Ensemble Member. In the event that Ensemble Member elects to purchase the Hotel Maya pursuant to a ROFO Notice or Re-Offer Sale Notice, as applicable, Ensemble Member shall complete such purchase and pay the Proposed Price or Third Party Purchase Price, as applicable, no later than sixty (60) days after CW Member’s timely receipt of the Purchase Notice or Re-Offer Purchase Notice, as applicable.

                    (iii) From and after the expiration of the CW Election Period (Hotel Maya), in the event of an Impasse over any Act of Sale/Finance with respect to the Hotel Maya or the Maya Mortgage Loan, either Member (the “Offering Member”) may, in its sole and absolute discretion, deliver written notice (the “Buy-Sell Notice”) to the other Member (the “Responding Member”) within forty-five (45) days following the end of the Discussion Period, proposing a Total Value which would be the basis for calculating the applicable price (“Applicable Price”) at which the Offering Member is willing to either (i) sell to the other Member all of the Offering Member’s Membership Interest; or (ii) purchase from the other Member all of the other Member’s Membership Interest. The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Deposit”). The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by written notice to the Offering Member (the “Response Notice”), to either (A) purchase all of the Membership Interest of the Offering Member at the Applicable Price or (B) sell all of the Responding Member’s Membership Interest to the Offering Member at the purchase price that would be payable by the Offering Member if the Responding Member elects to sell all of the Responding Member’s Membership Interest to the Offering Member (the “Responding Member’s Purchase Price”) based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 8.2; provided, however, notwithstanding the foregoing, the Applicable Price or the Responding Member’s Purchase Price shall be adjusted as set forth in Section 10.4(d) below. A Response Notice electing to purchase the Offering Member’s Membership Interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000); thereupon, the Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Deposit. The failure of the Responding Member to duly and timely give a Response Notice shall constitute its election to sell all of its Membership Interest to the Offering Member at the Applicable Price. Unless otherwise approved by the Members, such purchase and sale shall be consummated within one hundred twenty (120) days after the date Responding Member (1) delivers a Response Notice or, (2) if the Responding Member fails to give the Offering Member a Response Notice in accordance with this Section 10.4, is deemed to have elected to sell all of its Membership Interest to the Offering Member (the “Closing Date”), and in either such event the Members shall negotiate and work together in a spirit of good faith and mutual cooperation to enter into the transfer documents, including a deed, bill of sale and other such instruments of transfer as shall be reasonably requested by the purchasing Member; provided, however, in the event that CW Member is the purchasing Member, if by the originally scheduled Closing Date CW Member has not obtained all approvals necessary to permit CW Member (or its Affiliate) to assume the Portside Ground Lease, the Queensbay Ground Lease, the DoubleTree Franchise Agreement, the Marriott Management Agreement, the Existing Loan Documents and/or any other third-party consents or approvals required thereto, then CW Member shall have the right to cause the originally scheduled Closing Date to be extended for an additional ninety (90) day period by written notice to Ensemble Member given not later than the originally scheduled Closing Date. One hundred percent (100%) of the purchase price for the Membership Interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.
               (b) Residence Inn.
                    (i) At any time after the Lock-Out Period but before that date which is the earlier of the (A) date the Company receives written notice from the Residence Mortgage Lender certifying that CIGNA Buy/Sell Conditions have been satisfied in full and/or waived by Residence Mortgage Lender; and (B) date which the Residence Mortgage Loan has been refinanced or paid in full (such date hereinafter referred to as the “CW Election Period (Residence Inn)”), in the event of an Impasse over any Act of Sale/Finance with respect to the Residence Inn or the Residence Mortgage Loan, CW Member shall have the right, (A) subject to the Residence Inn ROFO (as defined below), to unilaterally elect sell the Residence Inn on behalf of the Company; or (B) subject to the Refinance Requirements, unilaterally elect to finance or refinance the Residence Mortgage Loan. Notwithstanding anything to the contrary set forth in this Agreement, CW Member and Ensemble Member agree to use their respective good faith efforts to satisfy the CIGNA Buy/Sell Conditions as soon as reasonably possible.
                    (ii) Notwithstanding the foregoing, in the event that CW Member exercises its rights under this Section 10.4(b)(i) and intends to sell or otherwise dispose of the Residence Inn, then CW Member shall first give Ensemble Member the opportunity to purchase the Residence Inn (the “Residence Inn ROFO”) by delivering a ROFO Notice to Ensemble Member. Ensemble Member shall have the right, but not the obligation, to elect to purchase the Residence Inn by delivering the Purchase Notice to CW Member within the ROFO Election Period, which Purchase Notice shall contain the Offer Terms upon which Ensemble Member would purchase the Residence Inn, including, without limitation, the Proposed Purchase Price and all customary representations, warranties, and indemnities to be made by the Company and Ensemble Member. In the event that Ensemble Member fails to timely notify CW Member on or before the expiration of the ROFO Period or Ensemble Member elects not to exercise the Residence Inn ROFO, CW Member (on behalf of the Company and/or Portside LLC) shall thereafter have the right to sell the Residence Inn or the Company’s interests in Portside LLC to a Third Party Purchaser at any time within a six (6) month period following the expiration of the ROFO Election Period; provided, however, that if the Third Party Purchaser intends to pay a gross cash purchase price that is less than ninety-eight percent (98%) of the Proposed Purchase Price, CW Member shall be obligated to re-offer the Residence Inn to Ensemble Member for the Third Party Purchase Price via a Re-Offer Sale Notice, in which case, Ensemble Member shall then have the right, but not the obligation, to elect to purchase the Residence Inn at the Third Party Purchase Price by delivering, within the Re-Offer Election Period, the Re-Offer Purchase Notice (including the requisite confirmation that Ensemble Member has deposited with such bank or trust company the amount of $500,000). If Ensemble Member fails to timely deliver the Re-Offer Purchase Notice within the Re-Offer Election Period, then Ensemble Member shall be deemed to have declined its right to exercise the Re-Offer Sale Notice and CW Member (on behalf of the Company and/or Portside LLC) shall have the right to sell the Residence Inn or the Company’s interests in Portside LLC to the aforementioned Third Party Purchaser for the Third Party Purchase Price or to any other bona fide third-party without the need to re-offer the Residence Inn to Ensemble Member. In the event that Ensemble Member elects to purchase the Residence Inn pursuant to a ROFO Notice or Re-Offer Sale Notice, as applicable, Ensemble

Member shall complete such purchase and pay the Proposed Price or Third Party Purchase Price, as applicable, no later than sixty (60) days after CW Member’s timely receipt of the Purchase Notice or Re-Offer Purchase Notice, as applicable.
                    (iii) From and after the expiration of the CW Election Period (Residence Inn), in the event of an Impasse over any Act of Sale/Finance with respect to the Residence Inn, either Member may, in its sole and absolute discretion, deliver a Buy-Sell Notice to the other Member within forty-five (45) days following the end of the Discussion Period, proposing a Total Value which would be the basis for calculating the Applicable Price at which the Offering Member is willing to either (A) sell to the other Member all of the Offering Member’s Membership Interest; or (B) purchase from the other Member all of the other Member’s Membership Interest. The Buy-Sell Notice shall be accompanied by a letter or other statement signed by a bank or trust company confirming that the Offering Member has deposited with such bank or trust company the Deposit. The Responding Member shall have a period of thirty (30) days after receipt of the Buy-Sell Notice in which to elect, by delivering the Response Notice, to either (1) purchase all of the Membership Interest of the Offering Member at the Applicable Price or (2) sell all of the Responding Member’s Membership Interest to the Offering Member at the Responding Member’s Purchase Price based on the amount the Responding Member would receive if the assets of the Company were sold for an amount equal to the Total Value, all third party liabilities were repaid and the balance was paid and/or distributed pursuant to Section 8.2; provided, however, notwithstanding the foregoing, the Applicable Price or the Responding Member’s Purchase Price shall be adjusted as set forth in Section 10.4(d) below. A Response Notice electing to purchase the Offering Member’s Membership Interest shall include a letter or other statement signed by a bank or trust company confirming that the Responding Member has deposited with such bank or trust company the amount of Two Hundred Fifty Thousand Dollars ($250,000); thereupon, the Deposit previously made by the Offering Member shall be returned to the Offering Member by the bank or trust company with which the Offering Member shall have deposited the Deposit. The failure of the Responding Member to duly and timely give a Response Notice shall constitute its election to sell all of its Membership Interest to the Offering Member at the Applicable Price. Unless otherwise approved by the Members, such purchase and sale shall be consummated on or before the Closing Date, and in either such event the Members shall negotiate and work together in a spirit of good faith and mutual cooperation to enter into the transfer documents, including a deed, bill of sale and other such instruments of transfer as shall be reasonably requested by the purchasing Member; provided, however, in the event that CW Member is the purchasing Member, if by the originally scheduled Closing Date CW Member has not obtained all approvals necessary to permit CW Member (or its Affiliate) to assume the Portside Ground Lease, the Queensbay Ground Lease, the DoubleTree Franchise Agreement, the Marriott Management Agreement, the Existing Loan Documents and/or any other third-party consents or approvals required thereto, then CW Member shall have the right to cause the originally scheduled Closing Date to be extended for an additional ninety (90) day period by written notice to Ensemble Member given not later than the originally scheduled Closing Date. One hundred percent (100%) of the purchase price for the Membership Interest being sold or purchased shall be payable at the Closing Date by wire transfer in immediately available funds.
               (c) Notwithstanding any other provisions hereof to the contrary, any purchasing Member shall not be required to close on the purchase of any Membership Interest in accordance with this Section 10.4 unless the representations and warranties of the selling Member as set forth in Section 10.6 shall be true and correct as of the Closing Date, and the selling Member shall deliver a certificate to such effect to the purchasing party dated as of the Closing Date; provided, however, that it shall be made clear that as to the condition or prospects for the Company, the selling Member is selling its Membership Interest on an “as-is, where-is” basis. If the purchasing Member fails to complete the purchase on or before the Closing Date (other than as a result of the selling Member’s default), then (i) the Deposit deposited by the purchasing Member shall be forfeited by the purchasing Member and shall be paid over to the selling Member by the institution holding such Deposit; (ii) the selling Member shall have one hundred twenty (120) days to elect to become the purchasing Member and purchase the other Member’s Membership Interest at ninety percent (90%) of the Applicable Price or the Responding Member’s Purchase Price (as applicable); and (iii) such defaulting Member may be stripped of certain rights, powers and/or authority as expressly set forth in this Agreement (including, without limitation, such defaulting Member’s removal as Managing Member or Manager, as applicable). All closings shall be conducted through an escrow agreement established by the Members with a title insurer, and shall take place in Los Angeles, California. Each Member shall pay one-half of the cost of escrow, together with all of its attorneys fees incurred in connection with such buy-sell transaction. Either Member purchasing an interest under this Section 10.4 may assign its rights, in the whole or in part, to any Affiliate of such Member, provided that no assignment shall relieve the purchasing party from any liability or obligation with respect to such purchase.
               (d) The Members acknowledge and agree that in the event that CW Member intends to exercise its right to purchase the Membership Interest of Ensemble Member pursuant to this Section 10.4, that CW Member’s ability to consummate such purchase may be subject to inequitable treatment with respect to the Existing Loans, the Marriott Management Agreement and/or the DoubleTree Franchise Agreement. Therefore, the Members agree that any and all fees, penalties or other costs imposed by Lenders, Marriott or DoubleTree (including, without limitation, that certain prepayment fee imposed by the Maya Mortgage Lender) (collectively, the “Third Party Fees”) shall be split 50:50 by the Members and fifty percent (50%) of any such Third Party Fees shall be credited in the amount thereto against the Applicable Price or the Responding Member’s Purchase Price, as applicable. For example, if the Applicable Price which CW Member is obligated to pay is equal to Twenty Million Dollars ($20,000,000) and the Third Party Fees attributable to CW Member in connection with such buy-sell right are Five Hundred Thousand Dollars ($500,000), then the net purchase price which CW Member would be required to pay Ensemble Member in satisfaction of its purchase obligations under this Section 10.4 would be Nineteen Million Seven Hundred Fifty Thousand Dollars ($19,750,000). For avoidance of doubt, Third Party Fees expressly exclude all closing costs and expenses customary incurred by either Member in connection with the closing of the purchase and sale pursuant to this Section 10.4 (including, without limitation, attorney’s fees, escrow costs, etc.).
          10.5 Further Assurances. It is the intent of the Members that, in the event of any closing of a purchase of Membership Interest under this Section 10, the selling or transferring Member shall fully convey, transfer and assign all of its Membership Interest and any rights associated therewith. Each selling Member agrees that, at any such closing and any time thereafter, upon request of the purchasing Member, the selling Member shall execute, acknowledge and deliver to the purchasing Member and the Company such assignments, conveyances, transfers and other instruments and documents, and perform such other acts, as may be reasonably necessary to fully effect the Transfer of the Membership Interest sold or otherwise being Transferred to such Member. Any Member acquiring the Membership Interest of the other Member under this Section 10 may designate its Affiliate to take the assignment of the Membership Interest to be Transferred to such Member.
          10.6 Representations and Warranties of the Members. As of the date of exercise of any rights, and as of the date of closing of any sale of any Member’s Membership Interest pursuant to this Article 10, each of the Members represents and warrants to the Company and the other Members with respect to itself as follows:
               (a) Such Member is the lawful owner of and has the full right, power and authority to sell, Transfer and deliver such Member’s Membership Interest which it purports to own, and the sale, Transfer and delivery of such Membership Interest in accordance therewith will Transfer good and marketable title thereto free and clear of all liens, encumbrances, Claims or right of the third parties of every kind and nature whatsoever, subject only to the provisions of this Agreement;
               (b) The Membership Interest owned by such Member has been duly authorized and is fully paid and non-assessable. There are no existing options, warrants, calls or commitments on the part of any Member or other Person relating to such Membership Interest. No voting agreements or restrictions of any kind other than those set forth in this Agreement affect the rights of any such Membership Interest or such Member;
               (c) Such Member has the right and power to enter into this Agreement and this Agreement has been fully executed and delivered and constitutes the valid and binding obligation of such Member. No consent of any Person not a party to this Agreement and no consent of any Governmental Authority is required to be obtained on the part of such Member in connection with or resulting from the execution or performance of this Agreement; and
Any Member selling its Membership Interest under this Section 10 will deliver to the other Member a certificate dated as of the Closing Date of the applicable sale making the foregoing representations and warranties to such other Member as of the applicable Closing Date.
          10.7 No Dissolution. If a Member completes a Transfer of all or any part of its Membership Interest in the Company without complying with the provisions of this Agreement, such action shall not cause or constitute a dissolution of the Company.
     11. DISSOLUTION AND WINDING UP OF THE COMPANY.
          11.1 Dissolution of Company. The Company shall be dissolved and its affairs wound up upon the happening of any of the following events:
               (a) The written agreement of all of the Members to dissolve the Company;

               (b) The occurrence of any event that makes it unlawful, impossible or impractical to carry on the Business for a period of more than six (6) months;
               (c) Entry of a judicial decree of dissolution pursuant to Section 17351 of the Act; or
               (d) The sale of all or substantially all of the Company’s assets unless such sale involves any deferred payment of the consideration for the sale, in which case the Company shall not dissolve until the last day of the calendar year during which the Company receives the balance of the deferred payment.
          11.2 Winding Up of the Company.
               (a) Upon dissolution of the Company for any of the events described in subparagraphs (a) through (d) of Section 11.1, the Members shall wind up the affairs and liquidate the assets of the Company, in a manner approved by the Members, as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, when and as received by the Company shall be utilized, paid or distributed in the following order:
                    (i) First, to creditors, including Members and managers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under the Act;
                    (ii) Second, to establish Cash Reserves and other Company reserves for known and unknown liabilities, provided that any remainder of such withheld amounts shall be distributed to the Members as soon as practicable; and
                    (iii) Thereafter, the balance, if any, to the Members in accordance with Section 8.2.
It is intended that the distributions set forth in this Section 11.2(a) comply with the requirement of Regulations Section 1.704-1(b)(2)(ii)(b)(2) that liquidating distributions be made in accordance with positive Capital Accounts. However, if the balances in the Capital Accounts do not result in such requirement being satisfied, no change in the amounts of distributions pursuant to this Section 11.2 shall be made, but rather, items of income, gain, loss, deduction and credit will be reallocated among the Members so as to cause the balances in the Capital Accounts to be in the amounts necessary so that, to the extent possible, such result is achieved.
               (b) If any Member has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person for any purpose whatsoever.

               (c) Upon the approval of the Members, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Section 11.2 may be distributed to a trust established for the benefit of the Members for the purpose of liquidating Company assets, collecting amounts owed to the Company and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of Managing Member, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Agreement.
     12. BOOKS AND RECORDS; ACCOUNTS AND INSURANCE.
          12.1 Books of Account. The Members hereby designate Ensemble Member to perform, or cause to be performed (at the Company’s cost but at no compensation to Ensemble Member other than as specified in this Agreement), all general and administrative services on behalf of the Company and in pursuance thereof shall maintain complete and accurate books of the Company, showing the Membership Interest of the Members, all receipts and expenditures, assets and liabilities, Profits and Losses and all other records necessary for recording the Company’s business and affairs, including the maintenance of a Capital Account for each Member. The books of the Company shall be kept on the accrual basis in accordance with the Uniform System for companies of similar size, type, quality and business operations as the Company, and shall be open to inspection and examination by each Member at all reasonable times. CW Member shall, if required by any instruments to which the Company is a party, cause audited financial statements of the Company’s financial condition as required by the applicable instruments.
          12.2 Reports. Ensemble Member shall provide to each Member:
               (a) as promptly as practicable and in any event within ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company as of the end of such year showing its net worth and containing a statement of each Member’s Adjusted Capital Account, Capital Contributions and statements of Profit and Loss, Distributable Cash from Operations, Capital Transaction Proceeds and the sources and applications of funds of the Company for such year;
               (b) promptly upon receipt thereof, one copy of each other report submitted to the Company by the Company’s accountants in connection with any annual, interim or special audit made by them of the books or records of the Company;
               (c) as promptly as possible following the end of each Fiscal Year (but no later than March 31st of such Fiscal Year), a copy of the Company’s Federal, state and local (if any) returns of income for said Fiscal Year, with Schedule K-1 attached to the Federal return, prepared by the Company’s accountants, together with a statement of such accountants showing the amount of Profits, Losses, capital gain and other items allocable to each Member for Federal, state and local income tax purposes; and

               (d) from time to time and with reasonable promptness, such further information in respect of the business, affairs and financial condition of the Company as any of the Members may reasonably request.
          12.3 Audited Financial Statements.
               (a) If requested by any Member, the Company shall cause audited financial statements of the Company to be prepared, including, without limitation, financial statements in compliance with any or all requirements of (i) Rule 3-05 of Regulation S-X of the Securities and Exchange Commission; (ii) any other rule issued by the Securities and Exchange Commission and applicable to CW Member; and (iii) any registration statement, report or disclosure statement filed with the Securities and Exchange Commission by, or on behalf of, a Member, in each instance prepared by an accounting firm selected by CW Member, within one hundred twenty (120) days after Managing Member’s receipt of written request therefor (“Audited Financial Request”). Such audited statements shall be at the end of the applicable Fiscal Year, prepared in accordance with the Uniform System (or as otherwise determined by CW Member) and in accordance with all Applicable Laws of the United States and otherwise in conformance with the Existing Loan Documents in which the Company is a borrower thereto; provided, that in the event of any conflict between the terms of this Section 12.3 and the Existing Loan Documents, the Existing Loan Documents shall control. Such audited financial statements shall contain a statement of member equity, a balance sheet as of the end of the Fiscal Year, statements of Profit and Loss and cash flow, a statement of changes in the Capital Accounts and a statement of changes in financial position for the Fiscal Year then ended, and which shall be accompanied by a management letter from the accountant with respect to internal controls of the Company.
               (b) The Company shall bear the cost of all audit(s) prepared as a result of each Audited Financial Request for each such entity per Fiscal Year; provided, however, in the event that any of the audits require incremental third-party services to satisfy the requirements of clauses (i) through (iii) of paragraph (a) above or any other requirement that relates to CWI’s status as a REIT, CW Member shall solely bear the out-of-pocket costs thereof.
               (c) The Members acknowledge that CW Member, on behalf of the Company and its Members, as applicable, has commenced an initial audit pursuant to Rule 3-05 of Regulation S-X of the Securities and Exchange Commission prior to the Effective Date and notwithstanding anything to the contrary set forth herein, such costs and expenses in connection with such audit shall be a cost of the Company.
               (d) The Members agree that CW Member shall have the right, in lieu of any Audited Financial Request, to undertake alternative actions that will satisfy any legal or regulatory requirements of a REIT and the Company shall bear the cost thereof to the extent of what audited financial statements would have cost.
          12.4 Tax Returns; Tax Elections. The Members hereby designate CW Member as tax matters partner (the “Tax Matters Partner”) as defined in Section 6231(a)(7) of the Code, and the Members will take such actions as may be necessary, appropriate, or convenient to effect the designation of such Tax Matters Partner. The Tax Matters Partner and the other Members shall use their best efforts to comply with the responsibilities outlined in this section and in Section 6231 of the Code (including any Regulations promulgated thereunder). CW Member shall cause to be prepared and shall timely file all Company Tax Returns, shall cause each Subsidiary (whether via Manager or the applicable Hotel manager) to prepare and timely file all Subsidiary Tax Returns and shall furnish copies thereof to the Members promptly after the filing thereof. CW Member shall cause each of the Company and the Subsidiaries to retain a certified public accountant to prepare such Tax Returns and filings. CW Member shall file all certificates, notices, statements or other instruments required by law on behalf of the Company and shall cause each Subsidiary (whether via Manager or the applicable Hotel manager) to file the same, including all Federal, state and local Tax Returns. CW Member shall have the right, in its sole and absolute discretion to change the taxable year or any accounting method of the Company and/or its Subsidiaries, subject only to the requirements of the Existing Loan Documents.
          12.5 Bank Accounts.
               (a) Each Member shall have fiduciary responsibility for the safekeeping and use of all funds of the Company in its immediate possession or control.
               (b) The funds of the Company shall not be commingled with the funds of any other Person. In addition, neither Managing Member nor Manager shall employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. Managing Member and/or Manager shall not use or permit any other Person to use an account which contains funds of the Company as any central disbursal account for other assets.
               (c) The bank accounts of the Company shall be maintained in such banking institutions as are approved by the Members (which approval shall not be unreasonably withheld, conditioned or delayed) and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Members may determine.
               (d) All funds of the Company shall be invested in accordance with the then applicable Approved Annual Budget.
          12.6 Insurance. The Company shall, and shall cause each Subsidiary to, obtain and maintain in full force and effect throughout the term of this Agreement insurance (i) of the types, coverages and amounts set forth on Exhibit “F”; (ii) as may be prudent to carry on account of the activities of the Company and Subsidiaries from time to time and which other owners of comparable business operations obtain; and (iii) as may be required under any Existing Loan Documents or other instruments to which the Company and/or any Subsidiary is a party. Manager shall obtain and maintain all such insurance on behalf, and at the expense of, the Company and Company Subsidiaries, as applicable. Manager shall supply copies of each of the insurance policies obtained under this Section 12.6 to the Company and the Members forthwith upon receipt of the same and of each insurance certificate and premium receipt forthwith upon receiving the same.
          12.7 Accountants. CW Member shall select the accountants for the Company.

     13. ADJUSTMENT OF BASIS ELECTION. In the event of a Transfer of any Membership Interest in the Company, or in the event of a distribution of the property of the Company to any Member hereto, either Member may, in its sole and absolute discretion, file an election, in accordance with Section 754 of the Code and applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for Federal income tax purposes, as provided in Sections 734, 743 and 754 of the Code.
     14. WAIVER OF ACTION FOR PARTITION. Each of the Members hereby irrevocably waives, during the term of the Company, any right such Member may have to maintain any action for partition with respect to any property of the Company.
     15. AMENDMENTS. Amendments to this Agreement are a Member Decision and may be made only if approved by the Members.
     16. EQUITABLE RELIEF. The rights granted to the parties hereunder are of a special and unique kind and character, and if there is a breach by any party of any material provision of this Agreement, the other parties would not have an adequate remedy at law. Therefore, the rights of the parties under this Agreement may be enforced by equitable relief as is provided under the laws of the State of California.
     17. NOTICES. Any and all notices, approvals, requests, consents, waivers, demands or other communications permitted or required to be made under this Agreement shall be in writing, signed by the party giving such notice, request, consent, waiver or demand and shall be delivered (i) personally; (ii) by reputable overnight delivery service; (iii) by registered or certified mail, return receipt requested; or (iv) by facsimile with time- and date-stamped confirmation of receipt (provided, however, that a copy of such notice shall be mailed in accordance with the foregoing clause (ii) promptly after the transmission of such facsimile). All such notices, requests, consents, waivers or demands shall be deemed delivered, as applicable:
               (a) on the first (1st) business day on or after the date of the personal delivery;
               (b) on the first (1st) business day on or after the date of the signed receipt for certified or registered mail;
               (c) on the next business day for overnight delivery service; or
               (d) on the first (1st) business day on or after the date of receipt for facsimile.
Notices directed to a party shall be delivered to the parties at the address or facsimile number as set forth below, or at such other address or facsimile number as may be specified by written notice given in conformity with the terms of this Section 17:
     If to Ensemble Member or the Company, then to:

Ensemble Hotel Partners, LLC
444 West Ocean Blvd, Suite 1108
Long Beach, CA 90802
Attention: Kambiz Babaoff
Telephone No.: 562.436.1359
Email: kbabaoff@ensemble.net
     with copies to:
Elkins Kalt Weintraub Reuben Gartside LLP
1800 Century Park East, 7th Floor
Los Angeles, CA 90067
Attention: Scott Kalt
Telephone No.: 310.746.4402
Email: skalt@elkinskalt.com
     If to CW Member, then to:
c/o Carey Watermark Investors Incorporated
207 East Westminster, Suite 200
Lake Forest, IL 60045
Attention: Michael Medzigian
Telephone No.: 847.482.8600
Email: medzigian@watermarkcap.com
     with a copies to:
Paul, Hastings, Janofsky & Walker LLP
515 S. Flower Street, 25th Floor
Los Angeles, CA 90071
Attention: Rick S. Kirkbride
Telephone No.: 213.683.6261
Email: rickkirkbride@paulhastings.com
Any counsel designated above or any replacement counsel which may be designated by CW Member or Ensemble Member by written notice to the other Member is hereby authorized to give notices hereunder on behalf of its client.
     18. LEGAL REPRESENTATION.
          18.1 EACH MEMBER REPRESENTS AND WARRANTS THAT SUCH MEMBER HAS BEEN ADVISED THAT SUCH MEMBER MAY BE REPRESENTED BY COUNSEL OF SUCH MEMBER’S OWN CHOOSING IN THE PREPARATION AND ANALYSIS OF THIS AGREEMENT AND EACH MEMBER HAS CONSENTED TO THE JOINT REPRESENTATION BY COUNSEL FOR ALL MEMBERS IN THE PREPARATION OF THIS AGREEMENT. EACH MEMBER HAS READ THIS AGREEMENT WITH CARE AND BELIEVES THAT SUCH MEMBER IS FULLY AWARE OF AND UNDERSTANDS THE CONTENTS THEREOF AND THEIR LEGAL EFFECT.

          18.2 Manager and each Member acknowledge that Elkins Kalt Weintraub Reuben Gartside LLP (the “Ensemble Member Law Firm”) reviewed the drafts of this Agreement, assisted in the initial formation of the Company and represented the Company and its Subsidiaries in the acquisition of the Hotels. Manager and each Member also acknowledge that the Ensemble Member Law Firm represented Queensbay LLC, Portside LLC, each of the Original Members and/or their respective Affiliates (collectively, the “Ensemble Member Parties”) in the negotiation of this Agreement. Manager and each Member acknowledge and agree that while it may benefit derivatively from the Ensemble Member Law Firm’s representation of the Company at the request thereof or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the Ensemble Member Law Firm not be conflicted from representing the Ensemble Member Parties in connection with any dispute that may arise between the Ensemble Member Parties and Manager or any other Member (or its Affiliates), and Manager and each Member hereby waive any conflict of interest that such representation presents. In addition, Manager and each Member, on behalf of itself and the owner of any direct or indirect interest in Manager and/or such Member, waives any conflict regarding the Ensemble Member Law Firm’s past or future representation of the Ensemble Member Parties, and hereby consents to and acknowledges that the Ensemble Member Law Firm will in the future represent the Ensemble Member Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with Manager and each Member and/or the owner(s) of any direct or indirect interest in Manager and/or such other Member(s). The foregoing shall not, however, limit or affect the obligations of the Ensemble Member Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the Ensemble Member Law Firm to their clients.
          18.3 Manager and each Member also acknowledge that Paul, Hastings, Janofsky & Walker LLP (the “CW Member Law Firm”), represented CW Member and/or their Affiliates (collectively, the “CW Member Parties”) in the negotiation of this Agreement. Manager and each Member acknowledge and agree that while it may benefit derivatively from the CW Member Law Firm’s representation of the Company at the request thereof or Manager or any Member (with respect to which all parties hereto hereby expressly consent thereto), it is intended that the CW Member Law Firm not be conflicted from representing the CW Member Parties in connection with any dispute that may arise between the CW Member Parties and Manager or any other Member (or its Affiliates), and Manager and each Member hereby waive any conflict of interest that such representation presents. In addition, Manager and each Member, on behalf of itself and the owner of any direct or indirect interest in Manager and/or such Member, waives any conflict regarding the CW Member Law Firm’s past or future representation of the CW Member Parties, and hereby consents to and acknowledges that the CW Member Law Firm will in the future represent the CW Member Parties, including, without limitation, in connection with any representation which may present a potential or real conflict of interest with Manager or each other Member and/or the owner(s) of any direct or indirect interest in Manager or such other Member(s). The foregoing shall not, however, limit or affect the obligations of the CW Member Law Firm to keep all attorney/client communications confidential or otherwise to limit any other ethical obligations of the CW Member Law Firm to their clients.

     19. ATTORNEYS’ FEES. Should any party hereto institute any action or proceeding at law or in equity to enforce any provision hereof, including an action for declaratory relief or for damages by reason of an alleged breach of any provision of this Agreement, or otherwise in connection with this Agreement, or any provision hereof, the prevailing party shall be entitled to recover from the losing party or parties reasonable attorneys’ fees and costs for services rendered to the prevailing party in such action or proceeding.
     20. INDEPENDENT ACTIVITIES OF MEMBERS.
          20.1 Ensemble Member covenants and agrees for itself and its Affiliates that neither it nor any of its respective Affiliates shall own, develop, acquire, finance, broker or otherwise invest in, independently or with others, directly or indirectly, any hotel, condo-hotel, resort or other lodging facility and/or a marina project within the Restricted Territory (each, a “New Opportunity”) without first presenting and offering such New Opportunity to the Company. Notwithstanding anything to the contrary in this Agreement, in the event the Members do not mutually approve (which approval shall be in such Member’s respective sole and absolute discretion) any such New Opportunity, then Ensemble Member shall have the first opportunity (but not the obligation) to pursue such New Opportunity in the manner that Ensemble Member recommended to the Company, separate and apart from the Company, so long as Ensemble Member is not the Member that withheld its approval of such New Opportunity when presented to the Company. Neither Ensemble Member, EHP nor any of their respective Affiliates may manage, operate, franchise (as franchisor), license (as licensor) or market or represent (or provide any marketing services to or enter into any marketing representation for), independently or with others, directly or indirectly, any hotel, condo-hotel, resort or other transient lodging facility and/or marina project within the Restricted Territory.
          20.2 CW Member and its Affiliates may engage or invest in, independently or with others, any business activity of any type or description, including, without limitation, those that might be the same as or similar to the Company’s Business and that might be in direct or indirect competition with the Company; provided, however, in the event that CW Member or its Affiliates (specifically excluding CWI, W.P. Carey & Co., LLC and Watermark Capital Partners, LLC or any entity managed or advised by CWI, W.P. Carey & Co., LLC and/or Watermark Capital Partners LLC) manage, engage or invest in, independently or with others, directly or indirectly, any hotel, condo-hotel, resort or other lodging facility and/or a marina project within the Restricted Territory, Ensemble Member shall have the option to exercise the buy-sell right pursuant to and in accordance with Section 10.4; provided, further, that notwithstanding the foregoing, nothing herein shall restrict CW Member and/or its Affiliates from holding any Passive Investment of any kind or nature including, without limitation, any Passive Investment in any hotels that might be within the Restricted Territory and in direct or indirect competition with the Hotels and Ensemble Member shall have no rights under Section 10.4 as the result of such Passive Investment(s).
          20.3 Except as set forth in Sections 20.1 and 20.2, the Members, Managing Member and Manager may engage in or possess an interest in other business ventures of every nature and description, independently or with others, including, but not limited to, the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or any other investment asset or venture, and neither the Company nor the other

Members shall have, and each of them hereby expressly waives, relinquishes and renounces any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.
     21. INVESTMENT REPRESENTATIONS OF THE MEMBERS. Each Member, by executing this Agreement, hereby acknowledges, covenants, represents and warrants to the Company and the other Members, and each of them, as follows:
               (a) That such Member is over the age of twenty-one (21) years, experienced in business affairs, and capable of evaluating the merits and risks of this investment;
               (b) Each Member realizes that such Member’s investment in the Company involves an element of substantial uncertainty as to the potential for profitability of the business of the Company; and
               (c) Each Member understands that the Membership Interest in the Company have not been registered with the Securities and Exchange Commission or qualified with the California Department of Corporations or any other state securities agency, in reliance upon exemptions therefrom which are predicated, in part, upon the information previously provided by each of the Members and the following representations:
                    (i) Each Member understands that in addition to the restrictions imposed by applicable Federal and state securities laws, the right to Transfer any Membership Interest is restricted by the terms of this Agreement. No Transfer will be permitted if, in the opinion of counsel for the Company, such Transfer will violate applicable Federal or state securities laws. The burden and expense will be borne by a Member to satisfy the Company that all of the conditions of transfer have been satisfied. In addition, even if a Member meets all of these requirements, there is no present market for any Membership Interest and none is anticipated to develop;
                    (ii) Each Member represents that such Member is acquiring such Member’s Membership Interest in the Company for investment purposes and for such Member’s own account, with no present intention of dividing the same with others, or reselling or otherwise distributing such Membership Interest, and such Member will not sell or otherwise dispose of such Membership Interest in violation of the Securities Act of 1933, as amended, the California Corporations Code, or regulations promulgated thereunder;
                    (iii) Each Member represents that such Member is capable of bearing the economic risk of such Member’s investment in the Company (meaning such Member can afford either a complete loss of the investment or hold it indefinitely without materially adversely affecting such Member’s standard of living, causing financial difficulties, or impairing such Member’s ability to meet current needs and possible personal contingencies);
                    (iv) Each Member represents that such Member either has a preexisting personal or business relationship with the other Members, or by reason of such Member’s business or financial experience or the business or financial experience of such Member’s professional advisors who are unaffiliated with and not compensated by the any other

Member, or any Affiliate or any selling agent of any other Member, has the capacity to protect such Member’s Membership Interest in the Company;
                    (v) That prior to the execution hereof, each of the Members had knowledge that the Persons listed upon Exhibit “A” would become members of the Company upon their execution hereof, and each desires and consents to the association of each of them as Members of this Company; and
                    (vi) Each Member recognizes that the Company is an existing entity and therefore has a financial and operating history. For this reason and others, purchase of a Membership Interest as an investment involves special risks.
     22. MISCELLANEOUS.
          22.1 Governing Law. This Agreement shall, in all respects, be governed by the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California.
          22.2 Severability. Nothing contained herein shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provisions contained herein and any present or future statute, law, ordinance or regulation contrary to which the parties have no legal right to contract, the latter shall prevail; but the provision of this Agreement which is affected shall be curtailed and limited only to the extent necessary to bring it within the requirements of the law.
          22.3 Further Assurances. Each of the parties hereto shall execute and deliver any and all additional papers, documents and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of their obligations hereunder to carry out the intent of the parties hereto.
          22.4 Successors and Assigns. All of the terms and provisions contained herein shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.
          22.5 Number and Gender. In this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall each be deemed to include the others whenever the context so requires.
          22.6 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter and any and all prior agreements, understandings or representations with respect to its subject matter are hereby terminated and canceled in their entirety and are of no further force or effect.
          22.7 Waiver. A waiver of any provision of this Agreement shall be valid only if it is in writing and signed by the party making the waiver. No waiver by any party hereto of any breach of this Agreement or any provision hereof shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof.

     22.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     22.9 Interpretation. The captions appearing at the commencement of the sections hereof are descriptive only and for convenience in reference.
     22.10 Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the Members and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third persons to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.
     22.11 No Authority. No Member shall have the duty to inquire into the authority of another Member to act. All of the Members shall be presumed to have the authority to execute this Agreement and to carry out any acts contemplated hereby.
[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Amended and Restated Limited Liability Company Operating Agreement on the date first hereinabove mentioned.

CW MEMBER: CWI LONG BEACH HOTELS, LLC, a Delaware limited liability company

By:	CWI OP, LP, a Delaware limited partnership, its sole member

By:	Carey Watermark Investors Incorporated, a Delaware corporation, its general partner

By:	/s/ Michael Medzigian
	Name:	Michael Medzigian
	Title:	Chief Executive Officer

ENSEMBLE MEMBER: LBHP-ENSEMBLE PARTNERS, LLC, a California limited liability company

By:	Ensemble Hotel Partners, LLC, a California limited liability company, its managing member

By:	/s/ Kambiz Babaoff
	Name:	Kambiz Babaoff
	Title:	Managing Director

EXHIBIT “A”
Member Information

	Initial Capital	Initial
Name and Address of Member	Account Balance	Participation Percentage
CWI Long Beach Hotels, LLC	$19,698,000	49%
c/o Carey Watermark Investors Incorporated
207 East Westminster, Suite 200
Lake Forest, IL 60045
Attention: Michael Medzigian

LBHP-Ensemble Partners, LLC	$20,502,000	51%
c/o Ensemble Hotel Partners, LLC
444 West Ocean Blvd., Suite 1108
Long Beach, CA 90802
Attention: Kambiz Babaoff

TOTAL	$40,200,000	100%

“EXHIBIT B-1”
700 QUEENSWAY DRIVE
THAT CERTAIN REAL PROPERTY LOCATED IN THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:
PARCEL A:
PARCEL 1:
THAT CERTAIN PARCEL OF LAND CONTAINING APPROXIMATELY 402,259 SQUARE FEET, SITUATE IN THE HARBOR DISTRICT OF THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT MONUMENT L B H D “A-11 AUX” AS RECORDED IN BOOK 81. PAGE 50, RECORD OF SURVEYS OF SAID COUNTY; THENCE NORTH 923.69 FEET; THENCE EAST 1,300.31 FEET TO THE TRUE POINT OF BEGINNING, SAID POINT OF BEGINNING HAVING COORDINATES NORTH 4,024,511.04, EAST 4,227,521.00 OF ZONE 7 OF THE CALIFORNIA COORDINATE SYSTEM, THENCE SOUTH 24° 28’ 38” WEST 64.11 FEET; THENCE SOUTH 67° 39’ 40” EAST 26.83 FEET TO THE BEGINNING TO A TANGENT CURVE CONCAVE SOUTHWESTERLY AN HAVING A RADIUS OF 46.00 FEET; THENCE EASTERLY ALONG SAID CURVE 49.59 FEET TO A TANGENT LINE; THENCE SOUTH 5° 53’ 30’ EAST 26.35 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE WESTERLY AND HAVING A RADIUS OF 129.33 FEET; THENCE SOUTHERLY ALONG SAID CURVE 77.44 FEET TO A TANGENT LINE; THENCE SOUTH 28° 24’ 50” WEST 65.03 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE EASTERLY AND HAVING A RADIUS OF 150.67 FEET; THENCE SOUTHERLY ALONG SAID CURVE 126.53 FEET TO A TANGENT LINE; THENCE SOUTH 19° 42’ 07” EAST 444.54 FEET; THENCE SOUTH 63° 13’ 04” EAST 486.41 FEET; THENCE SOUTH 65° 17’ 23” EAST 258.54 FEET; THENCE NORTH 24° 42’ 37” EAST 41.13 FEET; THENCE NORTH 52° 38’ 26” WEST 74.93 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHEASTERLY AND HAVING A RADIUS OF 400.00 FEET; THENCE NORTHERLY ALONG SAID CURVE 367.50 FEET TO A TANGENT LINE; THENCE NORTH 279.08 FEET; THENCE NORTH 52° 38’ 26” WEST 746.54 FEET TO THE TRUE POINT OF BEGINNING.
ALSO EXCEPT ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCE AND ALL MINERALS AND ALL MINERAL RIGHTS OF EVERY KIND AND CHARACTER IN, UNDER OR THAT MAY BE PRODUCED AND SEVERED THEREFROM TOGETHER WITH ALL RIGHTS OF EVERY KIND AND DESCRIPTION WHATSOEVER TO DRILL FOR, DEVELOP, TAKE, REMOVE AND SEVER THE SAME, OR ANY PART THEREOF, FROM SAID PREMISES WITHOUT, HOWEVER, THE RIGHT OF SURFACE ENTRY.

PARCEL 2:
THAT CERTAIN PARCEL CONTAINING APPROXIMATELY 130,687 SQUARE FEET, SITUATE IN THE HARBOR DISTRICT OF THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT MONUMENT L B H D “A-11 AUX”, AS RECORDED IN BOOK 81, PAGE 50. RECORD OF SURVEYS OF SAID COUNTY; THENCE SOUTH 132.70 FEET; THENCE EAST 2,128.52 FEET TO THE TRUE POINT OF BEGINNING, SAID POINT OF BEGINNING HAVING COORDINATES NORTH 4,023,454.65, EAST 4,228,348.21 OF ZONE 7 OF THE CALIFORNIA COORDINATE SYSTEM, THENCE NORTH 30° 45’ 52” EAST 374.77 FEET; THENCE NORTH 52° 38’ 26” WEST 483.77 FEET; THENCE SOUTH 291.29 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHEASTERLY AND HAVING A RADIUS OF 358.00 FEET; THENCE SOUTHERLY ALONG SAID CURVE 328.91 FEET TO THE BEGINNING OF A TANGENT LINE, THENCE SOUTH 52° 38’ 26” EAST 65.50 FEET TO THE TRUE POINT OF BEGINNING.
ALSO EXCEPT ALL OIL, GAS AND OTHER HYDROCARBON SUBSTANCES AND ALL MINERALS AND ALL MINERAL RIGHTS OF EVERY KIND AND CHARACTER IN, UNDER OR THAT MAY BE PRODUCED AND SAVED THEREFROM, TOGETHER WITH ALL RIGHTS OF EVERY KIND AND DESCRIPTION WHATSOEVER TO DRILL FOR, DEVELOP, TAKE, REMOVE AND SEVER THE SAME, OR ANY PART THEREOF, FROM SAID PREMISES WITHOUT, HOWEVER, THE RIGHT OF SURFACE ENTRY.
PARCEL B: (ADDITIONAL WATER PARCEL)
THAT CERTAIN PARCEL SITUATED IN THE HARBOR DISTRICT OF THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT MONUMENT L B H D “A-11 AUX”, AS RECORDED IN BOOK 81, PAGE 50, RECORD OF SURVEYS OF SAID COUNTY; THENCE SOUTH 132.70 FEET; THENCE EAST 2,128.52 FEET TO THE TRUE POINT OF BEGINNING, SAID POINT OF BEGINNING HAVING COORDINATES NORTH 4,023,454.65, EAST 4,228,348.21 OF ZONE 7 OF THE CALIFORNIA COORDINATE SYSTEM; THENCE NORTH 30° 45’ 52” EAST 374.77 FEET; THENCE SOUTH 52☐ 38’ 26” EAST 50.00 FEET; THENCE SOUTH 27☐ 00’ 07” WEST 378.46 FEET TO A LINE WHICH BEARS SOUTH 52☐ 38’ 26” EAST AND WHICH PASSES THROUGH THE TRUE POINT OF BEGINNING; THENCE NORTH 52☐ 38’ 26” WEST 75.00 FEET TO THE TRUE POINT OF BEGINNING.
PARCEL C:
AN EASEMENT AND RIGHT OF WAY FOR ROADWAY PURPOSES, AS DISCLOSED BY SAID ROADWAY EASEMENT AGREEMENT AND NOTICE OF CONSENT TO USE OF LAND, DATED AS OF NOVEMBER 7, 1975, RECORDED DECEMBER 2, 1975 AS INSTRUMENT NO. 3096 AND MODIFIED APRIL 4, 1986 AS INSTRUMENT NO. 86-422348, OF OFFICIAL RECORDS OF SAID COUNTY.

“EXHIBIT B-2”
600 QUEENSWAY DRIVE
THAT CERTAIN REAL PROPERTY LOCATED IN THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:
PARCEL I:
THAT CERTAIN PARCEL OF LAND CONTAINING APPROXIMATELY 94,503 SQUARE FEET SITUATE IN THE HARBOR DISTRICT OF THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT MONUMENT L.B.H.D. “A-11 AUX.”, AS RECORDED IN BOOK 81 PAGE 50 OF RECORD OF SURVEYS OF SAID COUNTY; THENCE NORTH 980.50 FEET; THENCE EAST 1,216.30 FEET TO THE TRUE POINT OF BEGINNING, SAID POINT OF BEGINNING HAVING COORDINATES NORTH 4,024,567.85; EAST 4,227,436.99 OF ZONE 7 OF THE CALIFORNIA COORDINATE SYSTEM; THENCE NORTH 59 DEGREES 38 MINUTES 50 SECONDS WEST 344.79 FEET; THENCE SOUTH 43 DEGREES 38 MINUTES 53 SECONDS WEST 309.58 FEET; THENCE SOUTH 63 DEGREES 01 MINUTES 50 SECONDS EAST 250.85 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE NORTHERLY AND HAVING A RADIUS OF 90.67 FEET; THENCE ALONG SAID CURVE, 136.44 FEET; THENCE NORTH 30 DEGREES 44 MINUTES 57 SECONDS EAST 22.21 FEET TO THE BEGINNING OF A TANGENT CURVE CONCAVE SOUTHERLY AND HAVING A RADIUS OF 90.00 FEET; THENCE ALONG SAID CURVE, 128.16 FEET; THENCE SOUTH 67 DEGREES 39 MINUTES 40 SECONDS EAST 11.45 FEET; THENCE NORTH 24 DEGREES 28 MINUTES 38 SECONDS EAST 84.74 FEET TO THE TRUE POINT OF BEGINNING.
PARCEL II:
THAT CERTAIN PARCEL OF LAND CONTAINING APPROXIMATELY 7,559 SQUARE FEET, SITUATE IN THE HARBOR DISTRICT OF THE CITY OF LONG BEACH, COUNTY OF LOS ANGELES, STATE OF CALIFORNIA, MORE PARTICULARLY DESCRIBED AS FOLLOWS:
COMMENCING AT MONUMENT L.B.H.D. “A-11 AUX.”, AS RECORDED IN BOOK 81 PAGE 50 OF RECORD OF SURVEYS OF SAID COUNTY; THENCE NORTH 980.50 FEET; THENCE EAST 1,216.30 FEET TO THE TRUE POINT OF BEGINNING, SAID POINT OF BEGINNING HAVING COORDINATES NORTH 4,024,567.85; EAST 4,227,436.99 OF ZONE 7 OF THE CALIFORNIA COORDINATE SYSTEM; THENCE SOUTH 24 DEGREES 28 MINUTES 38 SECONDS WEST 84.74 FEET; THENCE SOUTH 67 DEGREES 39 MINUTES 40 SECONDS EAST 100.07 FEET; THENCE NORTH 24 DEGREES 28 MINUTES 38 SECONDS EAST 64.11 FEET; THENCE NORTH 52 DEGREES 38 MINUTES 26

SECONDS WEST 53.90 FEET; THENCE NORTH 59 DEGREES 38 MINUTES 50 SECONDS WEST 47.71 FEET TO THE TRUE POINT OF BEGINNING.
EXCLUDING ALL AIR RIGHTS ABOVE AN ELEVATION OF PLUS THIRTY (+30) FEET, MEAN LOWER LOW WATER DATUM.

EXHIBIT “C”
Special Allocations
     All capitalized terms used in this Exhibit shall have the meanings as set forth in the Agreement.
     To conform further the allocation provisions of this Agreement to the Regulations, the Members agree that the following special allocations rules shall apply; provided, however, that in respect of any particular allocation the following rules shall supersede the rules otherwise applicable under Section 7 of the Agreement and this Exhibit only to the extent necessary to cause such allocation to be respected under the Regulations and the remaining portion of such allocation shall not be affected. In the event of any inconsistency between the Regulations and the provisions of the following Sections (a) through (j), the Regulations shall govern.
          (a) Loss Limitation Rule. If any allocation of Losses for any Fiscal Year otherwise provided in Section 7 of the Agreement or this Exhibit would (if made) cause or increase a deficit balance in the Capital Account of a Member (determined for this purpose by taking into account such Member’s share of Distributable Cash from Operations and/or Capital Transaction Proceeds in respect of such Fiscal Year and all other adjustments for such Fiscal Year otherwise required under this Agreement) that exceeds the amount such Member is obligated to restore to the Company pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) or 1.704-1(b)(2)(ii)(d) or is deemed obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) less the amount of the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), the amount of Losses otherwise allocable to such Member shall be reduced by the minimum amount necessary to eliminate such deficit. Any amount of an allocation denied to a Member under the first sentence of this paragraph (a) of this Exhibit shall be reallocated to the Members whose allocations of Losses for such year (determined under this Exhibit) are not affected by this paragraph, such reallocation to be made pro rata in accordance with each Member’s Participation Percentage.
          (b) Minimum Gain Chargeback. If during any Fiscal Year there is a net decrease in Company Minimum Gain and Member Nonrecourse Debt Minimum Gain (as determined under Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1)), then items of income and gain of the Company shall be allocated to each Member, for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to each Member’s share of the net decrease in the Company Minimum Gain and Member Nonrecourse Debt Minimum Gain during such Fiscal Year in accordance with Regulations Section 1.704-2(g)(2). This paragraph (b) is intended to comply with the minimum gain chargeback requirement in such Regulations Sections and shall be interpreted consistently therewith.
          (c) Qualified Income Offset. If a Member unexpectedly receives an adjustment, allocation or distribution described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) (modified, as appropriate, by Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) which causes or increases a negative balance in such Member’s Capital Account (determined for this purpose with the adjustments required under Section (a)), such Member will, to the extent required by Regulations Section 1.704-1(b)(2)(ii)(d), be specially allocated an amount of gross

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income and/or gain (consisting of a pro rata portion of each item of Company income and gain for such Fiscal Year) sufficient to eliminate such negative balance as quickly as possible; provided, however, that an allocation pursuant to this paragraph (c) shall be made if and only to the extent that such Member would have a deficit in its Capital Account (determined as aforesaid) after all other allocations provided for in Section 7 of the Agreement and this Exhibit have been tentatively made as if this paragraph (c) were not in this Agreement.
          (d) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Members in proportion to their respective Participation Percentage and otherwise as provided in Regulations Section 1.704-2(e).
          (e) Member Nonrecourse Deductions. The Members Nonrecourse Deductions for any Fiscal Year of the Company shall be specially allocated to the Member that bears the economic risk of loss for such deductions within the meaning of Regulations Sections 1.704-2(i)(1) and 1.752-2 and otherwise as provided in Regulations Section 1.704-2(i).
          (f) Member Nonrecourse Debt Minimum Gain Chargeback. If during any Fiscal Year of the Company there is a net decrease in Member Nonrecourse Debt Minimum Gain, each Member with a share of such Member Nonrecourse Debt Minimum Gain shall be allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member’s share of the net decrease in the Member Nonrecourse Debt Minimum Gain determined in a manner consistent with the provisions of Regulations Section 1.704-2(i)(4). This paragraph (f) is intended to comply with the “partner nonrecourse debt minimum gain” chargeback requirement of such Regulations Sections and shall be interpreted consistently therewith.
          (g) Excess Nonrecourse Liabilities. Solely for purposes of determining a Member’s proportionate share of the “excess nonrecourse liabilities” of the Company within the meaning of Regulations Section 1.752-3(a)(3), each Member’s interest in Company profits shall be such Member’s Participation Percentage.
          (h) Sections 732(d), 734(b) and 743(b) Adjustments. To the extent that an adjustment to the adjusted tax basis of any Company asset pursuant to Section 732(d), 734(b) or 743(b) of the Code is required under Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in adjusting Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be allocated to the Members in a manner that achieves the adjustments to their respective Capital Accounts that are required to be made pursuant to such Section of the Regulations.
          (i) Curative Allocations. The Special Allocations are intended to comply with the requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Special Allocations shall be offset with other Special Allocations or with Special Allocations of other items of Company income, gain, loss or deduction pursuant to this Section (i). Therefore, notwithstanding any other provision of Section 7 of the Agreement and this Exhibit (other than the Special Allocations), Managing Member, with the Members’ approval, shall make such offsetting allocations of Company income, gain, loss or deduction in whatever

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manner it reasonably determines is appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance which such Member would have had if the Special Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 7 of the Agreement. In exercising its discretion under this paragraph (i), Managing Member shall take into account future Special Allocations under paragraphs (b) and (f) of this Exhibit that, although not yet made, are likely to offset other Special Allocations previously made under paragraph (d) and (e) of this Exhibit.
          (j) Change in Regulations. If any of the specific Regulations upon which the Special Allocations provided for in this Exhibit are based are hereafter changed or if new Regulations in the opinion of the reputable tax counsel retained by the Company make it necessary to revise the foregoing special allocation rules or provide further special allocation rules in order to avoid a significant risk that a material portion of any allocation of Profits, Losses or other tax attributes otherwise provided for in Section 7 of the Agreement would be altered as a result of a challenge thereto by the IRS, the Members agree to make such reasonable amendments to this Agreement as, in the opinion of such counsel, are necessary or desirable, taking into account the interests of the Members as a whole and all other relevant factors, to avoid or reduce significantly such risk to the extent possible without materially affecting the amounts distributable to any Member pursuant to this Agreement.

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EXHIBIT “D”
INITIAL BUDGET

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EXHIBIT “E”
2012-2015 FORECAST BUDGETS

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EXHIBIT “F”
INSURANCE REQUIREMENTS
1)	Commercial General Liability (CGL): $15,000,000 Per Occurrence (may be satisfied with a combination of primary, umbrella and/or excess insurance policies). The CGL insurance policy must include coverage for the following:
a)	Coverage for Property Damage and Bodily Injury;

b)	Personal and advertising injury;

c)	Employees as Insureds;

d)	Innkeeper’s and Safe Deposit Box Liability insuring loss or damage to guests’ property (up to statutory requirements) This can be satisfied by any combination of CGL or Crime Coverage;

e)	Liquor Liability in an amount no less than $1,000,000 per occurrence;

f)	Contractual Liability insuring liability arising out of oral, written or incidental or incidental agreement, including, but not limited to, hold harmless agreements and the Indemnity Agreement;

g)	Premises/Operation insuring liability arising out of work performed on the premises;

h)	Products and Completed Operations; and

i)	Pollution liability — For claims arising out of heat, smoke or fumes from a hostile fire, or smoke, fumes, vapor or soot that is used to heat, cool or dehumidify the building or equipment that is used to heat or cool.
There shall be an Additional Insured Endorsement on this policy (including coverage for premises and products/completed operations) naming Carey Watermark Investors, Inc. and any other entities as may be deemed appropriate. There shall also be a Waiver of Subrogation in favor of Carey Watermark Investors, Inc. and other entities as may be deemed appropriate.
2)	Workers’ compensation insurance in statutory amounts on all employees of the Hotel and employer’s liability limits of $1,000,000.

3)	Employment Practices Liability:
a)	Per Claim Limit: $1,000,000

b)	Annual Aggregate $5,000,000
Employment Practices Liability shall include third party liability for the benefit of Carey Watermark Investors, Inc.

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4)	Comprehensive Auto Insurance in an amount no less than $1,000,000 Combined Single Limit and shall include the following:
a)	Coverage Symbol 1 — Any Auto; and

b)	Garagekeepers’ Liability, if the hotel’s operations include parking operations, with a limit no less than $1,000,000 to cover the average value of all automobiles that are in the hotel’s care custody and control at any one time.
5)	Commercial Crime Insurance coverages and limits of insurance (per occurrence) with the following limits:
a)	Employee Dishonesty: $250,000

b)	Forgery & Alteration: $50.000

c)	Money & Securities: $50,000

d)	Robbery & Safe Burglary of Property other than money and securities $50,000

e)	Computer Fraud $50,000
Employee Dishonesty shall include an endorsement for third party liability for the benefit of Carey Watermark Investors, Inc.
6)	Commercial Property Insurance in an amount equal to the full replacement cost of the real and personal property. Coverage shall be written on a Special Causes of Loss form with a deductible less than $50,000 unless a high hazard deductible is applicable, etc. California Earthquake. Policy will include the following coverages:
a)	Agreed Amount Endorsement, if no endorsement confirmation that no coinsurance or margin clause will apply;

b)	Named Windstorm, Applicable if located in a High Hazard County;

c)	Earthquake , including the following terms:
a.	Coverage shall include Earthquake Sprinkler Leakage.

b.	Policy shall carry a limit of not less than the Mean Loss or Scenario Expected Loss of 18% as identified in the most recent seismic report.

c.	Policy shall contain no coinsurance clause.

d.	Replacement Cost Valuation to apply to building and contents. Actual Loss Sustained shall apply to BI/EE.

e.	Deductible shall not exceed 5% of the Total Insurable Value (TIV)

f.	The above earthquake insurance requirements may be amended based on changes in property characteristics, lender requirements, and market availability.
d)	Law & Ordinance Coverage to an amount reasonable for the venue;

e)	Flood, Applicable if located in a high hazard zone;

f)	Business Income for loss of profits and necessary continuing expenses – 12 Months including a six (6) month extended period of indemnity;

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g)	Boiler and Machinery – Stand-alone policy may apply;

h)	Builder’s Risk including “soft costs”, replacement cost of work performed and equipment supplies and materials furnished. – Applicable during construction or during a substantial alteration (General Contractor’s Stand-alone policy may apply);

i)	Terrorism – Stand-alone policy may apply; and

j)	Mold Clean-up if result of a covered cause of loss.
7)	Pollution Legal Liability – Including coverage for Mold with the following limits:
a)	Coverage A: $1,000,000 Each Claim – First Party Cleanup

b)	Coverage B: $1,000,000 Each Claim – Third Party Liability $5,000,000 Policy Aggregate
8)	Such other insurance as may be customarily carried by other hotel operators on hotels similar to this.

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EXHIBIT “G”
RESTRICTED TERRITORY
[Map of Downtown Long Beach To Be Attached]

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SCHEDULE 1
CLOSING STATEMENT
[Attached]

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